Jason Duffy
Vice President

Insurance & Risk Management
FMR LLC
200 Seaport Blvd., ZW9C, Boston, MA, 02210
Phone: 617-563-9480: Fax: 617-385-0811
jason.duffy@fmr.com

Fidelity INVESTMENTS

March 7, 2017

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20543

RE: Fidelity Investments Mutual Funds (FMR LLC)
Rule 17g Compliance Filing
Fidelity Bond Coverage Period: July 1, 2016 – July 1, 2017

To Whom It May Concern:

We submit the following lead bond policy on behalf of Fidelity Investments Mutual Funds:

National Union Fire Insurance Company Policy No: 01-541-52-21
Participation: $15M lead policy

In addition to the bond policies, we submit the following on behalf of Fidelity Investments Mutual Funds:

- Resolution of a majority of the Independent Trustees approving the amount, type, form and coverage of the bond at meetings of the Boards of Trustees held May and June 2016
- Statement showing the amount of the single insured bond which the individual trusts would have to maintain if they were not named as insureds under a joint insured bond
- Statement as to the period for which premiums have been paid
- Copy of the Fidelity Bond Insurance Recovery Agreement
- Copy of the bond insurance policy

Sincerely,

Jason R. Duffy

Enc.

Premium Payment Statement

I, Jason Duffy, Vice President, Insurance & Risk Management, do hereby attest that the following statement is true and accurate:

The Investment Company Bond coverage for the mutual funds is effective and premiums have been paid for the period July 1, 2016 – July 1, 2017.

Jason Duffy
Vice President, Insurance & Risk Management
FMR LLC

3-7-2017
Date

Joint Insured Statement

I, Jason Duffy, under authority of the Fidelity Investments mutual funds, do hereby attest that the following statement is true and accurate:

The amount of the single insured bond which each trust would have to maintain if they were not named as insureds under a joint insured bond is reflected in the attached report entitled, "Greenbook Fund Assets and Bond Requirement (as of 12/31/2016)"

Jason Duffy
Vice President, Insurance & Risk Management
FMR LLC

3-7-2017
Date

Greenbook Fund Assets and Bond Requirement a/o 12/31/16

Class Legal Name	Board	Trust	TNA (Base)	Bond Amount
Fidelity Advisor Balanced Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	541,430,710.18	
Fidelity Advisor Balanced Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	415,895,094.45	
Fidelity Advisor Balanced Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	293,558,361.68	
Fidelity Advisor Balanced Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	1,067,485,046.90	
Fidelity Advisor Balanced Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	39,138,781.01	
Fidelity Advisor Dividend Growth Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	363,452,114.02	
Fidelity Advisor Dividend Growth Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	155,147,474.11	
Fidelity Advisor Dividend Growth Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	128,030,133.19	
Fidelity Advisor Dividend Growth Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	354,540,108.50	
Fidelity Advisor Dividend Growth Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	2,503,972.17	
Fidelity Advisor Equity Growth Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	790,251,142.50	
Fidelity Advisor Equity Growth Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	159,205,707.54	
Fidelity Advisor Equity Growth Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	419,919,486.56	
Fidelity Advisor Equity Growth Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	1,119,726,757.03	
Fidelity Advisor Equity Growth Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	33,318,586.88	
Fidelity Advisor Equity Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	717,186,834.66	
Fidelity Advisor Equity Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	203,099,006.32	
Fidelity Advisor Equity Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	451,220,793.73	
Fidelity Advisor Equity Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	799,513,644.52	
Fidelity Advisor Equity Income Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	16,277,411.39	
Fidelity Advisor Equity Value Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	80,581,569.87	
Fidelity Advisor Equity Value Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	35,154,359.40	
Fidelity Advisor Equity Value Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	24,316,356.70	
Fidelity Advisor Equity Value Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	40,017,742.92	
Fidelity Advisor Floating Rate High Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	754,642,862.65	
Fidelity Advisor Floating Rate High Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	583,902,708.70	
Fidelity Advisor Floating Rate High Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	1,858,879,724.60	
Fidelity Advisor Floating Rate High Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	171,742,193.65	
Fidelity Advisor Growth & Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	252,808,759.68	
Fidelity Advisor Growth & Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	82,275,043.62	
Fidelity Advisor Growth & Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	36,402,119.44	
Fidelity Advisor Growth & Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	180,501,618.32	
Fidelity Advisor Growth Opportunities Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	483,219,685.50	
Fidelity Advisor Growth Opportunities Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	167,839,245.55	
Fidelity Advisor Growth Opportunities Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	526,801,593.68	
Fidelity Advisor Growth Opportunities Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	1,246,445,057.17	
Fidelity Advisor Growth Opportunities Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	7,512,384.15	
Fidelity Advisor High Income Advantage Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	588,393,383.94	
Fidelity Advisor High Income Advantage Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	162,715,385.88	
Fidelity Advisor High Income Advantage Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	737,548,561.43	
Fidelity Advisor High Income Advantage Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	405,411,286.90	
Fidelity Advisor High Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	221,988,006.19	
Fidelity Advisor High Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	96,715,832.89	
Fidelity Advisor High Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	421,083,357.36	

Fidelity Advisor High Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	64,449,606.23	
Fidelity Advisor Large Cap Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	467,646,519.56	
Fidelity Advisor Large Cap Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	177,309,660.89	
Fidelity Advisor Large Cap Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	445,741,843.42	
Fidelity Advisor Large Cap Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	177,024,592.20	
Fidelity Advisor Leveraged Company Stock Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	996,694,730.95	
Fidelity Advisor Leveraged Company Stock Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	393,893,897.34	
Fidelity Advisor Leveraged Company Stock Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	794,749,735.86	
Fidelity Advisor Leveraged Company Stock Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	572,925,715.40	
Fidelity Advisor Leveraged Company Stock Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	22,311,788.74	
Fidelity Advisor Mid Cap II Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	779,122,728.40	
Fidelity Advisor Mid Cap II Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	233,863,438.37	
Fidelity Advisor Mid Cap II Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	897,733,782.57	
Fidelity Advisor Mid Cap II Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	373,591,700.02	
Fidelity Advisor Mid Cap II Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	19,718,795.65	
Fidelity Advisor Series Equity Growth Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	897,956,944.26	
Fidelity Advisor Series Growth Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	592,866,104.41	
Fidelity Advisor Series Small Cap Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	458,317,114.92	
Fidelity Advisor Small Cap Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	941,247,660.06	
Fidelity Advisor Small Cap Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	276,601,329.34	
Fidelity Advisor Small Cap Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	660,409,451.36	
Fidelity Advisor Small Cap Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	771,154,173.60	
Fidelity Advisor Small Cap Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	45,451,417.01	
Fidelity Advisor Stock Selector Mid Cap Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	545,051,126.74	
Fidelity Advisor Stock Selector Mid Cap Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	140,686,795.20	
Fidelity Advisor Stock Selector Mid Cap Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	529,675,020.31	
Fidelity Advisor Stock Selector Mid Cap Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	592,538,159.80	
Fidelity Advisor Value Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	60,678,870.49	
Fidelity Advisor Value Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	18,222,092.14	
Fidelity Advisor Value Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	17,508,303.09	
Fidelity Advisor Value Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	20,097,322.95	
Fidelity Advisor Value Strategies Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	202,497,519.06	
Fidelity Advisor Value Strategies Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	44,204,299.81	
Fidelity Advisor Value Strategies Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	71,975,512.11	
Fidelity Advisor Value Strategies Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	260,651,520.62	
Fidelity Floating Rate High Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	6,537,049,040.75	
Fidelity Real Estate High Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	1,027,520,384.76	
Fidelity Stock Selector Mid Cap Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	226,033,458.73	
Fidelity Value Strategies Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	566,462,093.67	
Fidelity Value Strategies Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES I	66,451,349.50	
		FIDELITY ADVISOR SERIES I Total	39,225,885,607.82	$2,500,000
Fidelity Advisor Diversified International Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	551,623,641.68	
Fidelity Advisor Diversified International Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	194,738,690.92	
Fidelity Advisor Diversified International Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	742,210,997.81	
Fidelity Advisor Diversified International Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	213,908,529.04	
Fidelity Advisor Diversified International Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	91,567,322.85	
Fidelity Advisor Emerging Asia Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	109,010,270.29	
Fidelity Advisor Emerging Asia Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	38,627,220.02	
Fidelity Advisor Emerging Asia Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	30,709,960.05	

Fidelity Advisor Emerging Asia Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	33,057,125.57	
Fidelity Advisor Emerging Markets Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	105,721,857.92	
Fidelity Advisor Emerging Markets Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	38,412,282.28	
Fidelity Advisor Emerging Markets Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	217,313,792.22	
Fidelity Advisor Emerging Markets Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	39,997,942.87	
Fidelity Advisor Emerging Markets Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	5,842,776.67	
Fidelity Advisor Emerging Markets Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	235,610,129.73	
Fidelity Advisor Emerging Markets Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	100,985,791.93	
Fidelity Advisor Emerging Markets Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	3,749,677,162.21	
Fidelity Advisor Emerging Markets Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	79,205,033.29	
Fidelity Advisor Global Capital Appreciation Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	38,222,822.31	
Fidelity Advisor Global Capital Appreciation Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	19,673,081.44	
Fidelity Advisor Global Capital Appreciation Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	57,744,623.46	
Fidelity Advisor Global Capital Appreciation Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	21,064,668.32	
Fidelity Advisor Global Equity Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	6,117,731.55	
Fidelity Advisor Global Equity Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	3,508,210.90	
Fidelity Advisor Global Equity Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	4,163,151.06	
Fidelity Advisor Global Equity Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	2,648,824.39	
Fidelity Advisor International Capital Appreciation Fund - C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	125,702,348.86	
Fidelity Advisor International Capital Appreciation Fund - C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	41,663,863.03	
Fidelity Advisor International Capital Appreciation Fund - C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	205,068,004.05	
Fidelity Advisor International Capital Appreciation Fund - C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	59,023,811.86	
Fidelity Advisor Overseas Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	57,831,717.85	
Fidelity Advisor Overseas Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	14,965,550.96	
Fidelity Advisor Overseas Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	288,927,247.85	
Fidelity Advisor Overseas Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	230,464,849.13	
Fidelity Advisor Value Leaders Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	17,377,177.81	
Fidelity Advisor Value Leaders Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	5,966,216.87	
Fidelity Advisor Value Leaders Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	3,354,431.15	
Fidelity Advisor Value Leaders Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY ADVISOR SERIES VIII	7,372,502.91	
		FIDELITY ADVISOR SERIES VIII Total	7,789,081,363.11	$2,500,000
Fidelity Advisor Stock Selector All Cap Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	187,204,594.58	
Fidelity Advisor Stock Selector All Cap Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	64,782,191.99	
Fidelity Advisor Stock Selector All Cap Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	312,994,633.48	
Fidelity Advisor Stock Selector All Cap Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	115,053,334.69	
Fidelity Advisor Stock Selector All Cap Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	8,366,614.46	
Fidelity Advisor Stock Selector Small Cap Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	13,665,180.34	
Fidelity Advisor Stock Selector Small Cap Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	4,625,919.30	
Fidelity Advisor Stock Selector Small Cap Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	44,260,271.07	
Fidelity Advisor Stock Selector Small Cap Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	3,003,066.39	
Fidelity Capital Appreciation Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	4,885,955,417.00	
Fidelity Capital Appreciation Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	2,113,241,190.29	
Fidelity Disciplined Equity Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	1,174,070,054.83	
Fidelity Disciplined Equity Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	108,620,100.77	
Fidelity Focused Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	1,532,074,796.09	
Fidelity Stock Selector All Cap Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	6,150,163,028.84	
Fidelity Stock Selector All Cap Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	80,043,990.95	
Fidelity Stock Selector Small Cap Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	1,488,617,738.33	
Fidelity Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	7,176,319,590.27	

Fidelity Value Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CAPITAL TRUST	984,597,986.45	
		FIDELITY CAPITAL TRUST Total	26,447,659,700.12	$2,500,000
Fidelity Consumer Discretionary Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	1,664,073,559.61	
Fidelity Consumer Staples Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	1,270,033,301.98	
Fidelity Emerging Markets Equity Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	400,352,142.92	
Fidelity Energy Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	1,109,106,803.30	
Fidelity Financials Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	2,929,703,738.01	
Fidelity Floating Rate Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	1,676,850,203.28	
Fidelity Health Care Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	1,937,860,814.67	
Fidelity High Income Central Fund 1	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	646,879,610.91	
Fidelity High Income Central Fund 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	857,252,831.59	
Fidelity Industrials Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	1,536,162,641.86	
Fidelity Information Technology Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	3,293,464,188.42	
Fidelity International Equity Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	2,111,353,734.70	
Fidelity Materials Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	431,437,476.10	
Fidelity Real Estate Equity Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	169,898,178.36	
Fidelity Specialized High Income Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	780,964,507.79	
Fidelity Telecom Services Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	409,414,901.45	
Fidelity Utilities Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC	462,687,699.80	
		FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC Tot	21,687,496,334.75	$2,500,000
Fidelity Nasdaq Composite Index Tracking Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY COMMONWEALTH TRUST	803,774,560.67	
		FIDELITY COMMONWEALTH TRUST Total	803,774,560.67	
Fidelity 500 Index Fund - Institutional Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	30,139,506,899.91	$1,000,000
Fidelity 500 Index Fund - Institutional Premium Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	13,932,162,173.77	
Fidelity 500 Index Fund - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	3,929,669,016.07	
Fidelity 500 Index Fund - Premium Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	61,231,758,792.88	
Fidelity Advisor Event Driven Opportunities Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	3,644,009.31	
Fidelity Advisor Event Driven Opportunities Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	1,536,255.12	
Fidelity Advisor Event Driven Opportunities Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	6,331,743.89	
Fidelity Advisor Event Driven Opportunities Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	1,617,777.77	
Fidelity Event Driven Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	213,853,085.77	
Fidelity Extended Market Index Fund - Institutional Premiur	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	2,120,302,020.20	
Fidelity Extended Market Index Fund - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	772,891,484.92	
Fidelity Extended Market Index Fund - Premium Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	15,235,056,471.80	
Fidelity International Index Fund - Institutional Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	2,014,101,060.39	
Fidelity International Index Fund - Institutional Premium Cl	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	4,509,343,475.26	
Fidelity International Index Fund - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	731,434,538.61	
Fidelity International Index Fund - Premium Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	8,104,749,095.04	
Fidelity Large Cap Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	2,837,326,749.22	
Fidelity Mid-Cap Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	5,460,210,302.74	
Fidelity Mid-Cap Stock Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	2,122,832,853.68	
Fidelity Nasdaq Composite Index Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	2,905,197,249.55	
Fidelity Series 100 Index Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	1,578,377,130.76	
Fidelity Series 100 Index Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	1,722,527,079.02	
Fidelity Series Small Cap Discovery Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	640,831,789.90	
Fidelity Series Small Cap Discovery Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	1,005,778,618.56	
Fidelity Small Cap Discovery Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	5,789,804,020.88	
Fidelity Small Cap Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	1,822,627,171.31	
Fidelity Total Market Index Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	8,703,857,868.74	

Fidelity Total Market Index Fund - Institutional Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	2,074,313,933.40	
Fidelity Total Market Index Fund - Institutional Premium Cl	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	4,261,319,354.03	
Fidelity Total Market Index Fund - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	727,987,491.12	
Fidelity Total Market Index Fund - Premium Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONCORD STREET TRUST	21,512,855,833.16	
		FIDELITY CONCORD STREET TRUST Total	206,113,805,348.78	$2,500,000
Fidelity Advisor New Insights Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	6,884,629,044.59	
Fidelity Advisor New Insights Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	3,525,567,672.75	
Fidelity Advisor New Insights Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	11,678,953,466.48	
Fidelity Advisor New Insights Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	1,850,367,353.92	
Fidelity Advisor New Insights Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	489,990,613.76	
Fidelity Advisor Series Opportunistic Insights Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	832,330,946.18	
Fidelity Contrafund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	73,241,423,231.11	
Fidelity Contrafund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	29,480,513,200.76	
Fidelity Series Opportunistic Insights Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	2,245,844,395.51	
Fidelity Series Opportunistic Insights Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY CONTRAFUND	3,528,836,434.59	
		FIDELITY CONTRAFUND Total	133,758,456,359.65	$2,500,000
Fidelity Advisor Capital Development Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	399,066,481.62	
Fidelity Advisor Capital Development Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	2,801,705.95	
Fidelity Advisor Capital Development Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	4,992,256.41	
Fidelity Advisor Capital Development Fund - Class O	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	2,555,352,336.77	
Fidelity Advisor Capital Development Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	3,011,235.56	
Fidelity Advisor Diversified Stock Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	241,675,665.46	
Fidelity Advisor Diversified Stock Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	26,436,906.88	
Fidelity Advisor Diversified Stock Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	41,371,990.55	
Fidelity Advisor Diversified Stock Fund - Class O	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	1,565,908,905.80	
Fidelity Advisor Diversified Stock Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	32,848,712.16	
Fidelity Advisor Diversified Stock Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DESTINY PORTFOLIOS	86,350.07	
		FIDELITY DESTINY PORTFOLIOS Total	4,873,552,547.23	$2,500,000
Fidelity Advisor Mid Cap Value Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	295,246,052.99	
Fidelity Advisor Mid Cap Value Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	142,471,375.57	
Fidelity Advisor Mid Cap Value Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	351,610,517.66	
Fidelity Advisor Mid Cap Value Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	55,302,384.43	
Fidelity Advisor Series Equity-Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	1,663,370,699.86	
Fidelity Advisor Series Stock Selector Large Cap Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	1,114,267,490.86	
Fidelity Advisor Stock Selector Large Cap Value Fund - Clas	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	30,509,545.86	
Fidelity Advisor Stock Selector Large Cap Value Fund - Clas	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	10,713,666.26	
Fidelity Advisor Stock Selector Large Cap Value Fund - Clas	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	11,324,191.13	
Fidelity Advisor Stock Selector Large Cap Value Fund - Clas	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	10,715,786.85	
Fidelity Equity-Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	6,666,604,457.01	
Fidelity Equity-Income Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	1,940,214,637.99	
Fidelity Mid Cap Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	2,392,561,078.80	
Fidelity Series All-Sector Equity Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	2,684,149,141.47	
Fidelity Series All-Sector Equity Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	3,214,030,652.15	
Fidelity Series Equity-Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	5,040,224,588.18	
Fidelity Series Equity-Income Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	7,928,965,974.37	
Fidelity Series Stock Selector Large Cap Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	3,603,381,721.07	
Fidelity Series Stock Selector Large Cap Value Fund - Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	5,666,763,174.62	
Fidelity Stock Selector Large Cap Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY DEVONSHIRE TRUST	729,358,024.06	
		FIDELITY DEVONSHIRE TRUST Total	43,551,785,161.19	$2,500,000

Fidelity Advisor Convertible Securities Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	28,867,179.76	
Fidelity Advisor Convertible Securities Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	23,048,795.34	
Fidelity Advisor Convertible Securities Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	62,915,660.66	
Fidelity Advisor Convertible Securities Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	6,672,360.83	
Fidelity Convertible Securities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	1,487,962,992.46	
Fidelity Equity Dividend Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	5,423,167,189.64	
Fidelity Equity Dividend Income Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	302,467,005.17	
Fidelity Independence Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	3,216,143,540.41	
Fidelity Independence Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY FINANCIAL TRUST	339,013,485.73	
		FIDELITY FINANCIAL TRUST Total	10,890,258,210.00	$2,500,000
Fidelity Emerging Markets Debt Central Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HANOVER STREET TRUST	114,852,037.76	
		FIDELITY HANOVER STREET TRUST Total	114,852,037.76	$525,000
Fidelity Advisor Mega Cap Stock Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	71,317,299.17	
Fidelity Advisor Mega Cap Stock Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	33,343,575.98	
Fidelity Advisor Mega Cap Stock Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	148,597,079.35	
Fidelity Advisor Mega Cap Stock Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	28,353,769.98	
Fidelity Advisor Mega Cap Stock Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	2,420,365.78	
Fidelity Advisor Series Growth & Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	1,147,857,505.63	
Fidelity Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	3,717,975,669.79	
Fidelity Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	634,395,851.51	
Fidelity Growth Discovery Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	963,379,947.38	
Fidelity Growth Discovery Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	162,368,061.76	
Fidelity Mega Cap Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	3,295,214,063.14	
Fidelity Series Emerging Markets Debt Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	524,798,841.62	
Fidelity Series Emerging Markets Debt Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	611,732,514.44	
Fidelity Series Growth & Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	3,548,366,901.62	
Fidelity Series Growth & Income Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY HASTINGS STREET TRUST	5,580,622,124.48	
		FIDELITY HASTINGS STREET TRUST Total	20,470,743,571.63	$2,500,000
Fidelity Advisor Canada Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	44,337,321.25	
Fidelity Advisor Canada Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	18,402,476.05	
Fidelity Advisor Canada Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	42,322,172.54	
Fidelity Advisor Canada Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	11,629,844.76	
Fidelity Advisor China Region Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	19,945,094.23	
Fidelity Advisor China Region Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	8,801,798.97	
Fidelity Advisor China Region Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	17,964,636.57	
Fidelity Advisor China Region Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	5,134,561.68	
Fidelity Advisor Emerging Europe, Middle East, Africa (EME	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	8,357,618.55	
Fidelity Advisor Emerging Europe, Middle East, Africa (EME	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	6,491,211.76	
Fidelity Advisor Emerging Europe, Middle East, Africa (EME	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	6,356,952.17	
Fidelity Advisor Emerging Europe, Middle East, Africa (EME	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	2,799,519.62	
Fidelity Advisor Emerging Markets Discovery Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	5,401,030.79	
Fidelity Advisor Emerging Markets Discovery Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	2,404,852.98	
Fidelity Advisor Emerging Markets Discovery Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	12,890,778.20	
Fidelity Advisor Emerging Markets Discovery Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	2,842,777.95	
Fidelity Advisor Europe Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	15,699,226.66	
Fidelity Advisor Europe Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	8,366,584.27	
Fidelity Advisor Europe Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	5,185,231.90	
Fidelity Advisor Europe Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	6,826,005.66	
Fidelity Advisor Global Commodity Stock Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	37,170,109.70	

Fidelity Advisor Global Commodity Stock Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	13,927,757.48	
Fidelity Advisor Global Commodity Stock Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	87,930,633.65	
Fidelity Advisor Global Commodity Stock Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	6,441,992.29	
Fidelity Advisor International Discovery Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	224,958,790.04	
Fidelity Advisor International Discovery Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	24,105,355.14	
Fidelity Advisor International Discovery Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	670,217,595.92	
Fidelity Advisor International Discovery Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	32,415,164.59	
Fidelity Advisor International Discovery Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	36,792,947.25	
Fidelity Advisor International Growth Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	206,677,255.81	
Fidelity Advisor International Growth Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	50,427,085.44	
Fidelity Advisor International Growth Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	359,547,562.79	
Fidelity Advisor International Growth Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	27,937,330.36	
Fidelity Advisor International Growth Fund - Class Z	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	19,504,006.99	
Fidelity Advisor International Small Cap Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	38,118,839.38	
Fidelity Advisor International Small Cap Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	11,547,480.39	
Fidelity Advisor International Small Cap Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	31,681,677.24	
Fidelity Advisor International Small Cap Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	13,606,714.06	
Fidelity Advisor International Small Cap Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	41,906,929.12	
Fidelity Advisor International Small Cap Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	11,576,921.84	
Fidelity Advisor International Small Cap Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	147,157,112.69	
Fidelity Advisor International Small Cap Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	11,420,658.49	
Fidelity Advisor International Value Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	7,592,475.32	
Fidelity Advisor International Value Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	4,261,498.74	
Fidelity Advisor International Value Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	2,272,362.67	
Fidelity Advisor International Value Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	3,522,973.37	
Fidelity Advisor Japan Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	20,684,989.02	
Fidelity Advisor Japan Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	13,412,836.71	
Fidelity Advisor Japan Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	5,666,860.43	
Fidelity Advisor Japan Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	3,915,108.99	
Fidelity Advisor Latin America Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	16,138,522.19	
Fidelity Advisor Latin America Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	5,310,172.42	
Fidelity Advisor Latin America Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	3,327,431.42	
Fidelity Advisor Latin America Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	5,867,767.97	
Fidelity Advisor Total Emerging Markets Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	18,896,780.68	
Fidelity Advisor Total Emerging Markets Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	11,748,455.03	
Fidelity Advisor Total Emerging Markets Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	34,961,565.52	
Fidelity Advisor Total Emerging Markets Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	3,049,547.49	
Fidelity Advisor Total International Equity Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	8,303,949.19	
Fidelity Advisor Total International Equity Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	2,707,490.61	
Fidelity Advisor Total International Equity Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	2,040,972.50	
Fidelity Advisor Total International Equity Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	13,793,663.51	
Fidelity Advisor Worldwide Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	27,544,857.25	
Fidelity Advisor Worldwide Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	9,870,443.70	
Fidelity Advisor Worldwide Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	13,057,801.04	
Fidelity Advisor Worldwide Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	8,994,557.00	
Fidelity Canada Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	1,240,138,487.07	
Fidelity China Region Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	879,747,851.81	
Fidelity Diversified International Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	10,206,522,273.94	
Fidelity Diversified International Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	8,184,828,534.43	

Fidelity Emerging Asia Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	839,782,818.97	
Fidelity Emerging Europe, Middle East, Africa (EMEA) Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	81,860,312.89	
Fidelity Emerging Markets Discovery Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	67,430,519.91	
Fidelity Emerging Markets Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	2,810,670,059.27	
Fidelity Emerging Markets Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	630,930,873.53	
Fidelity Europe Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	1,021,907,082.83	
Fidelity Global Commodity Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	257,031,870.51	
Fidelity Global Equity Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	72,397,319.90	
Fidelity International Capital Appreciation Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	1,651,737,000.53	
Fidelity International Discovery Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	6,186,929,182.35	
Fidelity International Discovery Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	1,793,711,266.16	
Fidelity International Growth Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	928,369,515.15	
Fidelity International Small Cap Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	950,904,244.32	
Fidelity International Small Cap Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	725,803,084.96	
Fidelity International Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	307,519,395.57	
Fidelity Japan Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	352,902,870.68	
Fidelity Japan Smaller Companies Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	561,435,354.01	
Fidelity Latin America Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	483,081,186.31	
Fidelity Nordic Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	373,927,889.00	
Fidelity Overseas Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	4,518,447,111.09	
Fidelity Overseas Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	777,246,102.97	
Fidelity Pacific Basin Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	663,625,606.88	
Fidelity Series Emerging Markets Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	6,763,026,722.52	
Fidelity Series Emerging Markets Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	8,170,823,924.60	
Fidelity Series International Growth Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	5,918,884,881.85	
Fidelity Series International Growth Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	7,274,117,304.92	
Fidelity Series International Small Cap Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	1,363,739,813.70	
Fidelity Series International Small Cap Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	1,679,347,100.83	
Fidelity Series International Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	6,042,778,960.55	
Fidelity Series International Value Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	7,424,994,712.46	
Fidelity Total Emerging Markets Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	107,819,962.92	
Fidelity Total International Equity Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	283,339,431.12	
Fidelity Worldwide Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY INVESTMENT TRUST	1,381,571,028.24	
		FIDELITY INVESTMENT TRUST Total	95,583,504,358.68	$2,500,000
Fidelity Magellan Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MAGELLAN FUND	12,930,598,586.19	
Fidelity Magellan Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MAGELLAN FUND	1,866,340,504.26	
		FIDELITY MAGELLAN FUND Total	14,796,939,090.45	$2,500,000
Fidelity Growth Company Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MT. VERNON STREET TRUST	21,284,363,028.20	
Fidelity Growth Company Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MT. VERNON STREET TRUST	14,754,131,940.97	
Fidelity Growth Strategies Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MT. VERNON STREET TRUST	2,063,726,823.88	
Fidelity Growth Strategies Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MT. VERNON STREET TRUST	354,077,185.42	
Fidelity New Millennium Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MT. VERNON STREET TRUST	3,085,087,205.58	
Fidelity Series Growth Company Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MT. VERNON STREET TRUST	4,050,891,079.64	
Fidelity Series Growth Company Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY MT. VERNON STREET TRUST	6,385,769,505.52	
		FIDELITY MT. VERNON STREET TRUST Total	51,978,046,769.21	$2,500,000
Fidelity Balanced Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	20,689,142,106.40	
Fidelity Balanced Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	7,909,008,047.92	
Fidelity Low-Priced Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	28,263,355,280.56	
Fidelity Low-Priced Stock Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	11,184,815,301.84	

Fidelity Puritan Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	19,139,730,354.64	
Fidelity Puritan Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	5,842,799,554.31	
Fidelity Series Intrinsic Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	2,996,125,360.37	
Fidelity Series Intrinsic Opportunities Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	4,719,246,416.44	
Fidelity Value Discovery Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	2,011,951,212.99	
Fidelity Value Discovery Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY PURITAN TRUST	131,226,861.77	
		FIDELITY PURITAN TRUST Total	102,887,400,497.24	$2,500,000
Fidelity Advisor Real Estate Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	530,792,339.02	
Fidelity Advisor Real Estate Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	284,585,957.42	
Fidelity Advisor Real Estate Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	1,369,555,790.32	
Fidelity Advisor Real Estate Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	61,196,934.16	
Fidelity Advisor Small Cap Growth Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	193,011,161.69	
Fidelity Advisor Small Cap Growth Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	79,983,411.85	
Fidelity Advisor Small Cap Growth Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	206,820,894.91	
Fidelity Advisor Small Cap Growth Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	56,182,983.69	
Fidelity Advisor Small Cap Value Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	223,729,556.94	
Fidelity Advisor Small Cap Value Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	58,003,133.02	
Fidelity Advisor Small Cap Value Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	428,832,242.71	
Fidelity Advisor Small Cap Value Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	85,794,221.54	
Fidelity Blue Chip Growth Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	13,619,737,393.91	
Fidelity Blue Chip Growth Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	4,929,149,572.78	
Fidelity Blue Chip Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	403,797,892.68	
Fidelity Dividend Growth Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	5,800,455,162.76	
Fidelity Dividend Growth Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	1,605,243,201.68	
Fidelity Growth & Income Portfolio	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	6,119,048,474.20	
Fidelity Growth & Income Portfolio - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	876,566,740.18	
Fidelity Leveraged Company Stock Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	2,645,937,540.83	
Fidelity Leveraged Company Stock Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	521,380,627.46	
Fidelity OTC Portfolio	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	9,596,896,466.21	
Fidelity OTC Portfolio - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	3,413,368,013.25	
Fidelity Real Estate Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	2,562,451,477.94	
Fidelity Series Blue Chip Growth Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	2,047,637,602.11	
Fidelity Series Blue Chip Growth Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	3,218,044,281.42	
Fidelity Series Real Estate Equity Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	548,123,579.12	
Fidelity Series Real Estate Equity Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	684,063,066.42	
Fidelity Series Real Estate Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	403,501,253.67	
Fidelity Series Real Estate Income Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	466,588,517.80	
Fidelity Series Small Cap Opportunities Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	2,405,527,310.41	
Fidelity Series Small Cap Opportunities Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	2,917,314,306.49	
Fidelity Small Cap Growth Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	1,846,853,464.15	
Fidelity Small Cap Value Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SECURITIES FUND	2,739,685,187.88	
		FIDELITY SECURITIES FUND Total	72,949,859,760.62	$2,500,000
Fidelity Advisor Global High Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	7,387,294.78	
Fidelity Advisor Global High Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	3,694,240.68	
Fidelity Advisor Global High Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	2,030,732.40	
Fidelity Advisor Global High Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	2,096,894.22	
Fidelity Advisor Short Duration High Income Fund - Class A	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	9,022,157.72	
Fidelity Advisor Short Duration High Income Fund - Class C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	4,896,341.91	
Fidelity Advisor Short Duration High Income Fund - Class I	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	7,917,451.14	

Fidelity Advisor Short Duration High Income Fund - Class T	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	2,783,106.91	
Fidelity Capital & Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	10,531,297,641.03	
Fidelity Export and Multinational Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	1,501,963,706.65	
Fidelity Export and Multinational Fund - Class K	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	163,516,858.61	
Fidelity Focused High Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	612,114,377.68	
Fidelity Global High Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	83,867,865.41	
Fidelity High Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	4,664,863,383.26	
Fidelity New Markets Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	4,818,369,124.80	
Fidelity Series Floating Rate High Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	205,407,021.22	
Fidelity Series Floating Rate High Income Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	239,075,109.16	
Fidelity Series High Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	1,956,705,564.49	
Fidelity Series High Income Fund - Class F	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	2,265,778,460.89	
Fidelity Short Duration High Income Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY SUMMER STREET TRUST	77,440,153.74	
		FIDELITY SUMMER STREET TRUST Total	27,160,227,486.70	$2,500,000
Fidelity Trend Fund	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	FIDELITY TREND FUND	1,495,879,315.61	
		FIDELITY TREND FUND Total	1,495,879,315.61	$1,250,000
VIP Equity Income Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	426,682,860.22	
VIP Equity-Income Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	3,553,444,979.77	
VIP Equity-Income Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	325,781,051.55	
VIP Equity-Income Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	1,398,498,998.23	
VIP Floating Rate High Income Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	6,807,870.29	
VIP Floating Rate High Income Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	145,172,766.53	
VIP Growth Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	2,736,559,449.77	
VIP Growth Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	291,280,905.54	
VIP Growth Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	482,725,016.64	
VIP Growth Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	783,401,657.71	
VIP High Income Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	189,223,738.87	
VIP High Income Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	457,652,307.53	
VIP High Income Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	469,746,555.46	
VIP High Income Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	84,969,770.16	
VIP Overseas Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	702,444,489.11	
VIP Overseas Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	304,107,223.38	
VIP Overseas Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	118,302,997.80	
VIP Overseas Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	301,885,631.59	
VIP Value Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	126,719,929.01	
VIP Value Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	194,521,165.69	
VIP Value Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	400,308.85	
VIP Value Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND	9,059,379.27	
		VARIABLE INSURANCE PRODUCTS FUND Total	13,109,389,052.97	$2,500,000
VIP Contrafund Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	6,970,764,807.65	
VIP Contrafund Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	1,328,325,239.03	
VIP Contrafund Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	1,430,586,689.16	
VIP Contrafund Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	8,141,215,705.21	
VIP Disciplined Small Cap Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	41,206,264.19	
VIP Disciplined Small Cap Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	262,387,953.11	
VIP Disciplined Small Cap Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	265,655.55	
VIP Disciplined Small Cap Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	6,402,613.64	
VIP Emerging Markets Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	132,656,109.12	
VIP Emerging Markets Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	94,029,318.15	

VIP Emerging Markets Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	69,663.15	
VIP Emerging Markets Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	2,868,605.69	
VIP Index 500 Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	5,000,477,771.38	
VIP Index 500 Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	77,901,348.03	
VIP Index 500 Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	1,215,544,074.24	
VIP International Capital Appreciation Portfolio - Initial Clas	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	16,661,531.08	
VIP International Capital Appreciation Portfolio - Investor C	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	156,003,591.18	
VIP International Capital Appreciation Portfolio - Service Cl	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	141,956.06	
VIP International Capital Appreciation Portfolio - Service Cl	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND II	6,144,678.00	
		VARIABLE INSURANCE PRODUCTS FUND II Total	24,883,653,573.62	$2,500,000
VIP Balanced Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	208,999,974.93	
VIP Balanced Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	2,349,703,398.47	
VIP Balanced Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	4,812,834.22	
VIP Balanced Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	686,934,453.99	
VIP Dynamic Capital Appreciation Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	16,840,682.16	
VIP Dynamic Capital Appreciation Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	25,158,173.76	
VIP Dynamic Capital Appreciation Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	113,316,998.98	
VIP Dynamic Capital Appreciation Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	530,427.84	
VIP Growth & Income Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	375,936,933.24	
VIP Growth & Income Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	278,445,723.07	
VIP Growth & Income Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	120,064,081.85	
VIP Growth & Income Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	355,947,659.33	
VIP Growth Opportunities Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	133,433,182.08	
VIP Growth Opportunities Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	175,616,947.91	
VIP Growth Opportunities Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	92,638,907.35	
VIP Growth Opportunities Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	117,595,347.28	
VIP Mid Cap Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	1,360,611,974.84	
VIP Mid Cap Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	561,778,645.39	
VIP Mid Cap Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	568,772,151.72	
VIP Mid Cap Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	5,749,584,424.53	
VIP Value Strategies Portfolio - Initial Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	93,952,060.50	
VIP Value Strategies Portfolio - Investor Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	119,188,190.87	
VIP Value Strategies Portfolio - Service Class	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	21,977,327.69	
VIP Value Strategies Portfolio - Service Class 2	FIDELITY EQUITY AND HIGH INCOME FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND III	187,862,694.47	
		VARIABLE INSURANCE PRODUCTS FUND III Total	13,719,703,136.47	$2,500,000
Fidelity Advisor Freedom 2005 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	119,683,465.16	
Fidelity Advisor Freedom 2005 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	5,972,925.83	
Fidelity Advisor Freedom 2005 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	59,683,512.12	
Fidelity Advisor Freedom 2005 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	27,790,686.53	
Fidelity Advisor Freedom 2010 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	279,583,133.25	
Fidelity Advisor Freedom 2010 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	29,271,907.63	
Fidelity Advisor Freedom 2010 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	130,385,131.46	
Fidelity Advisor Freedom 2010 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	84,557,123.76	
Fidelity Advisor Freedom 2015 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	669,328,395.41	
Fidelity Advisor Freedom 2015 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	60,830,111.23	
Fidelity Advisor Freedom 2015 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	328,284,782.87	
Fidelity Advisor Freedom 2015 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	182,747,194.99	
Fidelity Advisor Freedom 2020 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,340,242,041.41	
Fidelity Advisor Freedom 2020 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	101,234,608.65	

Fidelity Advisor Freedom 2020 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	740,008,134.04	
Fidelity Advisor Freedom 2020 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	393,096,535.03	
Fidelity Advisor Freedom 2025 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,505,323,666.17	
Fidelity Advisor Freedom 2025 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	95,648,298.29	
Fidelity Advisor Freedom 2025 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	866,871,683.72	
Fidelity Advisor Freedom 2025 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	406,933,680.22	
Fidelity Advisor Freedom 2030 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,403,679,313.13	
Fidelity Advisor Freedom 2030 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	91,007,082.10	
Fidelity Advisor Freedom 2030 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	860,700,198.12	
Fidelity Advisor Freedom 2030 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	427,029,816.00	
Fidelity Advisor Freedom 2035 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,102,078,857.54	
Fidelity Advisor Freedom 2035 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	57,979,412.74	
Fidelity Advisor Freedom 2035 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	676,114,644.44	
Fidelity Advisor Freedom 2035 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	321,736,870.52	
Fidelity Advisor Freedom 2040 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	962,595,308.83	
Fidelity Advisor Freedom 2040 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	76,758,270.23	
Fidelity Advisor Freedom 2040 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	632,665,707.87	
Fidelity Advisor Freedom 2040 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	317,207,474.10	
Fidelity Advisor Freedom 2045 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	548,377,770.35	
Fidelity Advisor Freedom 2045 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	25,847,541.93	
Fidelity Advisor Freedom 2045 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	405,080,454.21	
Fidelity Advisor Freedom 2045 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	178,344,553.06	
Fidelity Advisor Freedom 2050 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	384,177,782.54	
Fidelity Advisor Freedom 2050 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	26,865,239.75	
Fidelity Advisor Freedom 2050 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	336,385,191.24	
Fidelity Advisor Freedom 2050 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	142,504,618.17	
Fidelity Advisor Freedom 2055 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	157,070,030.17	
Fidelity Advisor Freedom 2055 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	7,747,236.14	
Fidelity Advisor Freedom 2055 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	150,325,219.95	
Fidelity Advisor Freedom 2055 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	54,203,307.53	
Fidelity Advisor Freedom 2060 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	15,398,455.61	
Fidelity Advisor Freedom 2060 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	906,571.17	
Fidelity Advisor Freedom 2060 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	12,533,688.72	
Fidelity Advisor Freedom 2060 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	3,850,703.74	
Fidelity Advisor Freedom Income Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	92,583,617.13	
Fidelity Advisor Freedom Income Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	14,886,869.38	
Fidelity Advisor Freedom Income Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	81,969,237.30	
Fidelity Advisor Freedom Income Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	39,625,889.68	
Fidelity Four-in-One Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	4,551,585,890.24	
Fidelity Freedom 2005 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	573,098,379.75	
Fidelity Freedom 2010 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	4,117,701,722.38	
Fidelity Freedom 2015 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	5,227,414,232.64	
Fidelity Freedom 2020 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	11,871,995,548.23	
Fidelity Freedom 2025 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	9,235,901,783.99	
Fidelity Freedom 2030 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	10,710,249,298.30	
Fidelity Freedom 2035 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	6,453,780,596.74	
Fidelity Freedom 2040 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	6,834,730,745.73	
Fidelity Freedom 2045 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	3,237,480,853.32	
Fidelity Freedom 2050 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	2,657,751,878.24	

Fidelity Freedom 2055 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	819,560,425.39	
Fidelity Freedom 2060 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	90,381,248.50	
Fidelity Freedom Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	2,113,895,039.99	
Fidelity Freedom Index 2005 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	36,946,605.96	
Fidelity Freedom Index 2005 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	51,984,563.77	
Fidelity Freedom Index 2010 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	259,837,424.34	
Fidelity Freedom Index 2010 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	215,361,732.05	
Fidelity Freedom Index 2015 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	454,844,814.38	
Fidelity Freedom Index 2015 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	525,032,765.57	
Fidelity Freedom Index 2020 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,783,847,110.39	
Fidelity Freedom Index 2020 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,303,570,785.78	
Fidelity Freedom Index 2025 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,268,548,681.86	
Fidelity Freedom Index 2025 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,199,913,345.73	
Fidelity Freedom Index 2030 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,784,224,347.93	
Fidelity Freedom Index 2030 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,299,144,393.87	
Fidelity Freedom Index 2035 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	952,393,103.85	
Fidelity Freedom Index 2035 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	902,860,629.96	
Fidelity Freedom Index 2040 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,227,952,563.17	
Fidelity Freedom Index 2040 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	897,840,130.01	
Fidelity Freedom Index 2045 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	622,247,825.17	
Fidelity Freedom Index 2045 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	560,612,325.14	
Fidelity Freedom Index 2050 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	597,375,613.27	
Fidelity Freedom Index 2050 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	513,503,240.02	
Fidelity Freedom Index 2055 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	165,838,495.75	
Fidelity Freedom Index 2055 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	183,790,406.09	
Fidelity Freedom Index 2060 Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	19,510,182.98	
Fidelity Freedom Index 2060 Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	33,934,307.07	
Fidelity Freedom Index Income Fund - Institutional Premiur	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	127,767,962.32	
Fidelity Freedom Index Income Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	130,258,679.57	
Fidelity Freedom K 2005 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	413,976,881.78	
Fidelity Freedom K 2010 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	2,715,363,659.24	
Fidelity Freedom K 2015 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	5,174,866,277.00	
Fidelity Freedom K 2020 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	16,434,643,252.75	
Fidelity Freedom K 2025 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	13,882,089,873.74	
Fidelity Freedom K 2030 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	16,372,388,192.32	
Fidelity Freedom K 2035 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	11,013,413,135.23	
Fidelity Freedom K 2040 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	11,708,861,949.30	
Fidelity Freedom K 2045 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	7,200,722,448.48	
Fidelity Freedom K 2050 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	6,149,189,940.29	
Fidelity Freedom K 2055 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,883,279,663.08	
Fidelity Freedom K 2060 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	194,238,320.63	
Fidelity Freedom K Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ABERDEEN STREET TRUST	1,649,383,839.76	
		FIDELITY ABERDEEN STREET TRUST Total	197,442,801,064.20	$2,500,000
Fidelity Advisor Limited Term Bond Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	356,166,783.35	
Fidelity Advisor Limited Term Bond Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	91,446,725.63	
Fidelity Advisor Limited Term Bond Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	554,030,059.42	
Fidelity Advisor Limited Term Bond Fund - Class Y	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	184,249,400.20	
Fidelity Advisor Mortgage Securities Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	41,900,580.74	
Fidelity Advisor Mortgage Securities Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	16,867,800.23	

Fidelity Advisor Mortgage Securities Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	75,740,363.58	
Fidelity Advisor Mortgage Securities Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	22,313,000.14	
Fidelity Advisor Municipal Income Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	358,837,361.83	
Fidelity Advisor Municipal Income Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	122,399,640.61	
Fidelity Advisor Municipal Income Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	451,157,709.67	
Fidelity Advisor Municipal Income Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	170,968,401.61	
Fidelity Advisor Strategic Income Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	3,092,785,241.24	
Fidelity Advisor Strategic Income Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	1,373,526,795.65	
Fidelity Advisor Strategic Income Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	2,819,349,902.77	
Fidelity Advisor Strategic Income Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	965,028,093.04	
Fidelity Limited Term Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	1,392,106,599.56	
Fidelity Mortgage Securities Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES II	946,190,415.59	
		FIDELITY ADVISOR SERIES II Total	13,035,064,874.86	$2,500,000
Fidelity Limited Term Government Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY ADVISOR SERIES IV	391,111,828.20	
		FIDELITY ADVISOR SERIES IV Total	391,111,828.20	$750,000
Fidelity Multi-Manager 2005 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	125,893.59	
Fidelity Multi-Manager 2005 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	105,310.36	
Fidelity Multi-Manager 2005 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	104,507.62	
Fidelity Multi-Manager 2010 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	300,689.61	
Fidelity Multi-Manager 2010 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	106,565.91	
Fidelity Multi-Manager 2010 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	105,746.11	
Fidelity Multi-Manager 2015 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	1,395,283.71	
Fidelity Multi-Manager 2015 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	107,565.25	
Fidelity Multi-Manager 2015 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	106,741.50	
Fidelity Multi-Manager 2020 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	4,251,818.24	
Fidelity Multi-Manager 2020 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	108,255.94	
Fidelity Multi-Manager 2020 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	107,423.95	
Fidelity Multi-Manager 2025 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	1,993,021.04	
Fidelity Multi-Manager 2025 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	109,136.42	
Fidelity Multi-Manager 2025 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	108,301.92	
Fidelity Multi-Manager 2030 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	1,628,751.17	
Fidelity Multi-Manager 2030 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	110,201.59	
Fidelity Multi-Manager 2030 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	109,353.60	
Fidelity Multi-Manager 2035 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	1,976,820.98	
Fidelity Multi-Manager 2035 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	110,813.28	
Fidelity Multi-Manager 2035 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	109,966.50	
Fidelity Multi-Manager 2040 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	1,463,381.37	
Fidelity Multi-Manager 2040 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	110,838.91	
Fidelity Multi-Manager 2040 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	109,991.26	
Fidelity Multi-Manager 2045 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	1,759,053.61	
Fidelity Multi-Manager 2045 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	110,804.15	
Fidelity Multi-Manager 2045 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	109,959.72	
Fidelity Multi-Manager 2050 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	1,337,790.15	
Fidelity Multi-Manager 2050 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	110,788.10	
Fidelity Multi-Manager 2050 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	109,940.93	
Fidelity Multi-Manager 2055 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	1,387,569.48	
Fidelity Multi-Manager 2055 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	110,765.32	
Fidelity Multi-Manager 2055 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	109,922.47	
Fidelity Multi-Manager 2060 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	371,837.15	

Fidelity Multi-Manager 2060 Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	104,259.31	
Fidelity Multi-Manager 2060 Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	103,632.17	
Fidelity Multi-Manager Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	881,629.72	
Fidelity Multi-Manager Income Fund - Class L	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	103,658.50	
Fidelity Multi-Manager Income Fund - Class N	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY BOYLSTON STREET TRUST	102,860.35	
		FIDELITY BOYLSTON STREET TRUST Total	21,680,850.96	$250,000
Fidelity Advisor California Municipal Income Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST	46,879,328.81	
Fidelity Advisor California Municipal Income Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST	31,299,031.40	
Fidelity Advisor California Municipal Income Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST	59,619,307.75	
Fidelity Advisor California Municipal Income Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST	8,584,676.18	
Fidelity California Limited Term Tax-Free Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST	754,419,658.99	
Fidelity California Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST	1,724,150,865.15	
		FIDELITY CALIFORNIA MUNICIPAL TRUST Total	2,624,952,868.28	$1,900,000
Fidelity California AMT Tax-Free Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST II	307,538,462.43	
Fidelity California AMT Tax-Free Money Market Fund - Inst	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST II	781,224,206.06	
Fidelity California AMT Tax-Free Money Market Fund - Serv	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST II	83,346.19	
Fidelity California Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CALIFORNIA MUNICIPAL TRUST II	3,781,594,906.84	
		FIDELITY CALIFORNIA MUNICIPAL TRUST II Total	4,870,440,921.52	$2,500,000
Fidelity Inflation-Protected Bond Index Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS II LLC	951,414,160.37	
Fidelity Investment Grade Bond Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS II LLC	6,760,068,795.47	
Fidelity Mortgage Backed Securities Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CENTRAL INVESTMENT PORTFOLIOS II LLC	6,675,574,076.24	
		FIDELITY CENTRAL INVESTMENT PORTFOLIOS II LLC T	14,387,057,032.08	$2,500,000
Fidelity Advisor Asset Manager 20% - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	40,774,860.00	
Fidelity Advisor Asset Manager 20% - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	28,649,961.87	
Fidelity Advisor Asset Manager 20% - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	37,132,189.81	
Fidelity Advisor Asset Manager 20% - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	24,566,745.36	
Fidelity Advisor Asset Manager 30% - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	21,092,487.61	
Fidelity Advisor Asset Manager 30% - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	21,183,376.45	
Fidelity Advisor Asset Manager 30% - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	14,622,806.95	
Fidelity Advisor Asset Manager 30% - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	12,075,219.74	
Fidelity Advisor Asset Manager 40% - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	36,699,018.92	
Fidelity Advisor Asset Manager 40% - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	21,530,720.22	
Fidelity Advisor Asset Manager 40% - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	13,756,403.72	
Fidelity Advisor Asset Manager 40% - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	10,238,052.73	
Fidelity Advisor Asset Manager 50% - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	75,611,480.59	
Fidelity Advisor Asset Manager 50% - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	41,049,769.10	
Fidelity Advisor Asset Manager 50% - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	37,000,673.95	
Fidelity Advisor Asset Manager 50% - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	32,630,168.30	
Fidelity Advisor Asset Manager 60% - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	55,984,663.67	
Fidelity Advisor Asset Manager 60% - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	33,545,040.53	
Fidelity Advisor Asset Manager 60% - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	22,451,111.29	
Fidelity Advisor Asset Manager 60% - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	17,206,332.21	
Fidelity Advisor Asset Manager 70% - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	143,036,110.67	
Fidelity Advisor Asset Manager 70% - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	56,073,451.36	
Fidelity Advisor Asset Manager 70% - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	65,342,022.24	
Fidelity Advisor Asset Manager 70% - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	47,562,831.46	
Fidelity Advisor Asset Manager 85% - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	79,425,355.54	
Fidelity Advisor Asset Manager 85% - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	39,199,841.11	
Fidelity Advisor Asset Manager 85% - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	25,685,499.64	

Fidelity Advisor Asset Manager 85% - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	19,299,600.08	
Fidelity Advisor Global Balanced Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	38,994,897.72	
Fidelity Advisor Global Balanced Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	25,213,147.18	
Fidelity Advisor Global Balanced Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	4,932,810.43	
Fidelity Advisor Global Balanced Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	14,121,441.68	
Fidelity Asset Manager 20%	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	4,728,416,353.48	
Fidelity Asset Manager 30%	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	955,001,765.31	
Fidelity Asset Manager 40%	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	1,124,351,225.88	
Fidelity Asset Manager 50%	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	7,538,213,668.26	
Fidelity Asset Manager 60%	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	1,517,845,601.70	
Fidelity Asset Manager 70%	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	4,021,485,036.73	
Fidelity Asset Manager 85%	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	1,512,597,749.40	
Fidelity Global Balanced Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	395,871,279.97	
Fidelity Series Broad Market Opportunities Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY CHARLES STREET TRUST	13,402,628.01	
		FIDELITY CHARLES STREET TRUST Total	22,963,873,400.87	$2,500,000
Fidelity Investments Money Market - Money Market Portfo	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	6,574,740,352.63	
Fidelity Investments Money Market - Money Market Portfo	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	14,738,874.20	
Fidelity Investments Money Market - Money Market Portfo	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	92,463,274.60	
Fidelity Investments Money Market - Money Market Portfo	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	9,853,756,384.38	
Fidelity Investments Money Market - Money Market Portfo	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	6,103,349.96	
Fidelity Investments Money Market Government Portfolio -	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	36,726,240,978.71	
Fidelity Investments Money Market Government Portfolio -	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	987,831,147.76	
Fidelity Investments Money Market Government Portfolio -	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	2,741,131,533.92	
Fidelity Investments Money Market Government Portfolio -	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	63,828,953,618.77	
Fidelity Investments Money Market Government Portfolio -	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	1,071,628,662.39	
Fidelity Investments Money Market Prime Money Market P	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	48,368,725.00	
Fidelity Investments Money Market Prime Money Market P	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	788,177,744.13	
Fidelity Investments Money Market Prime Money Market P	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	34,829,840.41	
Fidelity Investments Money Market Prime Money Market P	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	9,392,177.20	
Fidelity Investments Money Market Prime Money Market P	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	20,021.13	
Fidelity Investments Money Market Prime Money Market P	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	7,910,745,243.85	
Fidelity Investments Money Market Prime Reserves Portfoli	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	293,443,324.68	
Fidelity Investments Money Market Prime Reserves Portfoli	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	1,001,389.23	
Fidelity Investments Money Market Prime Reserves Portfoli	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	1,000,893.61	
Fidelity Investments Money Market Prime Reserves Portfoli	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	530,450,300.64	
Fidelity Investments Money Market Prime Reserves Portfoli	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	1,001,885.63	
Fidelity Investments Money Market Tax Exempt - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	2,036,171,743.33	
Fidelity Investments Money Market Tax Exempt - Class II	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	381,158.46	
Fidelity Investments Money Market Tax Exempt - Class III	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	5,548,561.92	
Fidelity Investments Money Market Tax Exempt - Select Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	138,561.31	
Fidelity Investments Money Market Treasury Only - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	8,301,127,215.37	
Fidelity Investments Money Market Treasury Only - Class II	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	192,943,747.01	
Fidelity Investments Money Market Treasury Only - Class III	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	1,042,254,161.76	
Fidelity Investments Money Market Treasury Only - Class IV	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	44,191,541.59	
Fidelity Investments Money Market Treasury Only - Institut	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	3,987,707,237.19	
Fidelity Investments Money Market Treasury Only - Select C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	103,553,023.72	
Fidelity Investments Money Market Treasury Portfolio - Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	10,517,142,592.53	
Fidelity Investments Money Market Treasury Portfolio - Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	427,358,985.94	
Fidelity Investments Money Market Treasury Portfolio - Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	2,496,435,767.43	

Fidelity Investments Money Market Treasury Portfolio - Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	789,914,373.19	
Fidelity Investments Money Market Treasury Portfolio - Ins	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	7,690,152,683.93	
Fidelity Investments Money Market Treasury Portfolio - Sel	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COLCHESTER STREET TRUST	282,825,975.59	
		FIDELITY COLCHESTER STREET TRUST Total	169,433,867,053.10	$2,500,000
Fidelity International Enhanced Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COMMONWEALTH TRUST II	185,396,302.19	
Fidelity Large Cap Core Enhanced Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COMMONWEALTH TRUST II	504,062,578.62	
Fidelity Large Cap Growth Enhanced Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COMMONWEALTH TRUST II	723,297,928.91	
Fidelity Large Cap Value Enhanced Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COMMONWEALTH TRUST II	2,445,380,741.69	
Fidelity Mid Cap Enhanced Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COMMONWEALTH TRUST II	1,067,949,171.01	
Fidelity Small Cap Enhanced Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COMMONWEALTH TRUST II	1,049,719,130.02	
		FIDELITY COMMONWEALTH TRUST II Total	5,975,805,852.44	$2,500,000
Fidelity Connecticut Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COURT STREET TRUST	403,650,056.07	
Fidelity New Jersey Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COURT STREET TRUST	528,841,777.04	
		FIDELITY COURT STREET TRUST Total	932,491,833.11	$1,000,000
Fidelity Connecticut Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COURT STREET TRUST II	963,385,343.40	
Fidelity New Jersey AMT Tax-Free Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COURT STREET TRUST II	134,239,569.65	
Fidelity New Jersey AMT Tax-Free Money Market Fund - In	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COURT STREET TRUST II	146,071,246.49	
Fidelity New Jersey AMT Tax-Free Money Market Fund - Se	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COURT STREET TRUST II	67,296.39	
Fidelity New Jersey Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY COURT STREET TRUST II	1,427,918,373.83	
		FIDELITY COURT STREET TRUST II Total	2,671,681,829.76	$1,900,000
Fidelity Money Market Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY GARRISON STREET TRUST	1,823,536,862.79	
VIP Investment Grade Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY GARRISON STREET TRUST	4,853,957,142.48	
		FIDELITY GARRISON STREET TRUST Total	6,677,494,005.27	$2,500,000
Fidelity Government Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY HEREFORD STREET TRUST	60,050,220,458.39	
Fidelity Government Money Market Fund - Capital Reserve	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY HEREFORD STREET TRUST	11,113,550,988.19	
Fidelity Government Money Market Fund - Daily Money Cl	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY HEREFORD STREET TRUST	8,584,353,288.72	
Fidelity Government Money Market Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY HEREFORD STREET TRUST	2,414,902,008.02	
Fidelity Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY HEREFORD STREET TRUST	1,934,506,432.00	
Fidelity Money Market Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY HEREFORD STREET TRUST	5,085,056,802.49	
Fidelity Treasury Only Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY HEREFORD STREET TRUST	3,985,562,188.95	
		FIDELITY HEREFORD STREET TRUST Total	93,168,152,166.76	$2,500,000
Fidelity Advisor Government Income Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	237,138,052.36	
Fidelity Advisor Government Income Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	83,111,161.37	
Fidelity Advisor Government Income Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	478,299,217.77	
Fidelity Advisor Government Income Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	171,392,689.34	
Fidelity Advisor Income Replacement 2016 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	451.82	
Fidelity Advisor Income Replacement 2016 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	54,466.17	
Fidelity Advisor Income Replacement 2016 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	4,160.80	
Fidelity Advisor Income Replacement 2016 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	70,576.79	
Fidelity Advisor Income Replacement 2018 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	453,898.94	
Fidelity Advisor Income Replacement 2018 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	301,798.75	
Fidelity Advisor Income Replacement 2018 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	197,141.13	
Fidelity Advisor Income Replacement 2018 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	220,130.06	
Fidelity Advisor Income Replacement 2020 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	1,103,820.21	
Fidelity Advisor Income Replacement 2020 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	751,320.32	
Fidelity Advisor Income Replacement 2020 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	65,696.20	
Fidelity Advisor Income Replacement 2020 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	187,976.03	
Fidelity Advisor Income Replacement 2022 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	290,926.30	
Fidelity Advisor Income Replacement 2022 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	57,790.57	

Fidelity Advisor Income Replacement 2022 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	90,517.06	
Fidelity Advisor Income Replacement 2022 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	80,743.98	
Fidelity Advisor Income Replacement 2024 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	188,109.68	
Fidelity Advisor Income Replacement 2024 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	152,516.23	
Fidelity Advisor Income Replacement 2024 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	53,294.44	
Fidelity Advisor Income Replacement 2024 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	146,024.07	
Fidelity Advisor Income Replacement 2026 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	557,305.77	
Fidelity Advisor Income Replacement 2026 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	252,447.35	
Fidelity Advisor Income Replacement 2026 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	30,646.53	
Fidelity Advisor Income Replacement 2026 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	298,333.43	
Fidelity Advisor Income Replacement 2028 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	376,064.50	
Fidelity Advisor Income Replacement 2028 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	202,137.85	
Fidelity Advisor Income Replacement 2028 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	55,733.80	
Fidelity Advisor Income Replacement 2028 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	363,908.33	
Fidelity Advisor Income Replacement 2030 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	137,300.43	
Fidelity Advisor Income Replacement 2030 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	198,135.63	
Fidelity Advisor Income Replacement 2030 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	31,189.24	
Fidelity Advisor Income Replacement 2030 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	16,115.49	
Fidelity Advisor Income Replacement 2032 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	375,083.30	
Fidelity Advisor Income Replacement 2032 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	124,094.74	
Fidelity Advisor Income Replacement 2032 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	57,201.38	
Fidelity Advisor Income Replacement 2032 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	21,471.11	
Fidelity Advisor Income Replacement 2034 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	268,772.84	
Fidelity Advisor Income Replacement 2034 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	145,561.68	
Fidelity Advisor Income Replacement 2034 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	234,507.19	
Fidelity Advisor Income Replacement 2034 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	22,981.81	
Fidelity Advisor Income Replacement 2036 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	494,814.30	
Fidelity Advisor Income Replacement 2036 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	374,967.31	
Fidelity Advisor Income Replacement 2036 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	794.52	
Fidelity Advisor Income Replacement 2036 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	540,686.88	
Fidelity Advisor Income Replacement 2038 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	6,373.12	
Fidelity Advisor Income Replacement 2038 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	90,723.88	
Fidelity Advisor Income Replacement 2038 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	33,709.04	
Fidelity Advisor Income Replacement 2038 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	182,286.32	
Fidelity Advisor Income Replacement 2040 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	93,634.41	
Fidelity Advisor Income Replacement 2040 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	176,099.20	
Fidelity Advisor Income Replacement 2040 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	1,846.50	
Fidelity Advisor Income Replacement 2040 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	739,548.23	
Fidelity Advisor Income Replacement 2042 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	545,110.24	
Fidelity Advisor Income Replacement 2042 Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	438,379.66	
Fidelity Advisor Income Replacement 2042 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	72,199.09	
Fidelity Advisor Income Replacement 2042 Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	480,892.89	
Fidelity Advisor Total Bond Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	1,154,816,954.30	
Fidelity Advisor Total Bond Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	181,290,608.50	
Fidelity Advisor Total Bond Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	2,864,306,965.21	
Fidelity Advisor Total Bond Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	155,066,739.97	
Fidelity Advisor Total Bond Fund - Class Z	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	649,331,574.88	
Fidelity GNMA Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	6,034,733,637.40	
Fidelity Government Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	3,602,211,621.37	

Fidelity Income Replacement 2016 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	4,647,495.27	
Fidelity Income Replacement 2018 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	3,965,950.23	
Fidelity Income Replacement 2020 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	8,038,819.88	
Fidelity Income Replacement 2022 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	12,469,314.52	
Fidelity Income Replacement 2024 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	10,033,721.62	
Fidelity Income Replacement 2026 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	8,848,069.32	
Fidelity Income Replacement 2028 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	25,300,032.57	
Fidelity Income Replacement 2030 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	12,712,301.07	
Fidelity Income Replacement 2032 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	6,664,965.54	
Fidelity Income Replacement 2034 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	6,120,521.39	
Fidelity Income Replacement 2036 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	8,311,886.94	
Fidelity Income Replacement 2038 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	4,497,207.29	
Fidelity Income Replacement 2040 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	8,112,461.54	
Fidelity Income Replacement 2042 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	27,187,041.91	
Fidelity Intermediate Government Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	664,567,404.15	
Fidelity Total Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY INCOME FUND	20,709,021,273.84	
		FIDELITY INCOME FUND Total	37,144,710,107.09	$2,500,000
Fidelity Massachusetts AMT Tax-Free Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MASSACHUSETTS MUNICIPAL TRUST	198,725,969.82	
Fidelity Massachusetts AMT Tax-Free Money Market Fund -	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MASSACHUSETTS MUNICIPAL TRUST	498,198,828.83	
Fidelity Massachusetts AMT Tax-Free Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MASSACHUSETTS MUNICIPAL TRUST	100,332.56	
Fidelity Massachusetts Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MASSACHUSETTS MUNICIPAL TRUST	2,109,585,645.81	
Fidelity Massachusetts Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MASSACHUSETTS MUNICIPAL TRUST	3,722,329,831.38	
		FIDELITY MASSACHUSETTS MUNICIPAL TRUST Total	6,528,940,608.40	$2,500,000
Fidelity Money Market Trust Retirement Government Mone	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MONEY MARKET TRUST	10,365,580,258.08	
Fidelity Money Market Trust Retirement Government Mone	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MONEY MARKET TRUST	2,894,217,097.22	
		FIDELITY MONEY MARKET TRUST Total	13,259,797,355.30	$2,500,000
Fidelity Advisor Limited Term Municipal Income Fund - Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	318,295,311.76	
Fidelity Advisor Limited Term Municipal Income Fund - Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	52,978,395.25	
Fidelity Advisor Limited Term Municipal Income Fund - Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	296,972,515.86	
Fidelity Advisor Limited Term Municipal Income Fund - Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	19,740,941.83	
Fidelity Conservative Income Municipal Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	164,814,889.78	
Fidelity Conservative Income Municipal Bond Fund - Institu	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	842,757,981.17	
Fidelity Limited Term Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	2,781,226,801.32	
Fidelity Michigan Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	651,337,430.30	
Fidelity Minnesota Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	521,577,555.18	
Fidelity Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	5,473,263,919.27	
Fidelity Ohio Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	656,419,304.94	
Fidelity Pennsylvania Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST	453,420,164.67	
		FIDELITY MUNICIPAL TRUST Total	12,232,805,211.33	$2,500,000
Fidelity Michigan Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST II	573,883,409.71	
Fidelity Ohio Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST II	586,572,061.16	
Fidelity Pennsylvania Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MUNICIPAL TRUST II	405,302,678.04	
		FIDELITY MUNICIPAL TRUST II Total	1,565,758,148.91	$1,500,000
Fidelity Advisor New York Municipal Income Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST	50,687,946.71	
Fidelity Advisor New York Municipal Income Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST	32,569,656.06	
Fidelity Advisor New York Municipal Income Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST	45,535,959.78	
Fidelity Advisor New York Municipal Income Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST	7,898,821.57	
Fidelity New York Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST	1,570,806,216.54	
		FIDELITY NEW YORK MUNICIPAL TRUST Total	1,707,498,600.66	$1,500,000

Fidelity New York AMT Tax-Free Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST II	280,515,276.05	
Fidelity New York AMT Tax-Free Money Market Fund - Inst	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST II	590,924,731.97	
Fidelity New York AMT Tax-Free Money Market Fund - Serv	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST II	132,280.12	
Fidelity New York Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEW YORK MUNICIPAL TRUST II	3,018,707,999.14	
		FIDELITY NEW YORK MUNICIPAL TRUST II Total	3,890,280,287.28	$2,300,000
Fidelity Tax-Exempt Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEWBURY STREET TRUST	4,208,366,083.35	
Fidelity Tax-Exempt Money Market Fund: Capital Reserves (	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEWBURY STREET TRUST	109,313,983.69	
Fidelity Tax-Exempt Money Market Fund: Daily Money Clas	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEWBURY STREET TRUST	150,928,801.69	
Fidelity Tax-Exempt Money Market Fund: Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEWBURY STREET TRUST	745,213,995.15	
Fidelity Treasury Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEWBURY STREET TRUST	8,937,691,082.00	
Fidelity Treasury Money Market Fund: Advisor Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEWBURY STREET TRUST	137,935,662.02	
Fidelity Treasury Money Market Fund: Capital Reserves Clas	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEWBURY STREET TRUST	1,250,871,912.69	
Fidelity Treasury Money Market Fund: Daily Money Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY NEWBURY STREET TRUST	3,661,435,720.55	
		FIDELITY NEWBURY STREET TRUST Total	19,201,757,241.14	$2,500,000
Fidelity Commodity Strategy Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY OXFORD STREET II TRUST	482,615,826.62	
		FIDELITY OXFORD STREET II TRUST Total	482,615,826.62	$750,000
Fidelity Series Commodity Strategy Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY OXFORD STREET TRUST	1,759,382,299.98	
Fidelity Series Commodity Strategy Fund - Class F	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY OXFORD STREET TRUST	1,869,309,501.37	
		FIDELITY OXFORD STREET TRUST Total	3,628,691,801.35	$2,300,000
Fidelity Government Cash Reserves	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY PHILLIPS STREET TRUST	138,474,449,657.73	
		FIDELITY PHILLIPS STREET TRUST Total	138,474,449,657.73	$2,500,000
Fidelity Cash Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY REVERE STREET TRUST	34,111,889,750.24	
Fidelity Municipal Cash Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY REVERE STREET TRUST	1,470,552,014.78	
Fidelity Securities Lending Cash Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY REVERE STREET TRUST	18,771,766,208.78	
Fidelity Tax-Free Cash Central Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY REVERE STREET TRUST	654,965,341.84	
		FIDELITY REVERE STREET TRUST Total	55,009,173,315.64	$2,500,000
Fidelity Advisor Corporate Bond Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	40,795,531.83	
Fidelity Advisor Corporate Bond Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	20,008,266.17	
Fidelity Advisor Corporate Bond Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	153,572,850.98	
Fidelity Advisor Corporate Bond Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	8,993,683.50	
Fidelity Advisor Global Strategies Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	25,624,712.12	
Fidelity Advisor Global Strategies Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	24,829,384.62	
Fidelity Advisor Global Strategies Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	16,220,687.45	
Fidelity Advisor Global Strategies Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	18,033,040.36	
Fidelity Advisor Inflation-Protected Bond Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	92,581,560.24	
Fidelity Advisor Inflation-Protected Bond Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	53,547,194.23	
Fidelity Advisor Inflation-Protected Bond Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	184,886,314.07	
Fidelity Advisor Inflation-Protected Bond Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	26,551,533.98	
Fidelity Advisor Investment Grade Bond Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	73,187,092.22	
Fidelity Advisor Investment Grade Bond Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	27,998,168.81	
Fidelity Advisor Investment Grade Bond Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	562,551,875.18	
Fidelity Advisor Investment Grade Bond Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	23,215,016.51	
Fidelity Advisor Municipal Income 2017 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	9,347,863.36	
Fidelity Advisor Municipal Income 2017 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	23,211,732.72	
Fidelity Advisor Municipal Income 2019 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	8,553,277.32	
Fidelity Advisor Municipal Income 2019 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	18,485,637.04	
Fidelity Advisor Municipal Income 2021 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	12,013,879.57	
Fidelity Advisor Municipal Income 2021 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	16,406,727.11	
Fidelity Advisor Municipal Income 2023 Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	5,252,633.33	

Fidelity Advisor Municipal Income 2023 Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	12,424,264.87	
Fidelity Advisor Series Short-Term Credit Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	212,488,525.33	
Fidelity Advisor Short-Term Bond Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	209,004,027.77	
Fidelity Advisor Short-Term Bond Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	79,562,799.71	
Fidelity Advisor Short-Term Bond Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	402,197,353.21	
Fidelity Advisor Short-Term Bond Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	89,725,796.35	
Fidelity Advisor Strategic Dividend & Income Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	716,171,595.71	
Fidelity Advisor Strategic Dividend & Income Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	404,416,046.19	
Fidelity Advisor Strategic Dividend & Income Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	427,665,890.53	
Fidelity Advisor Strategic Dividend & Income Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	257,519,276.18	
Fidelity Advisor Strategic Real Return Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	54,207,695.54	
Fidelity Advisor Strategic Real Return Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	28,972,385.28	
Fidelity Advisor Strategic Real Return Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	189,175,897.42	
Fidelity Advisor Strategic Real Return Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	11,567,413.98	
Fidelity Conservative Income Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,600,395,181.95	
Fidelity Conservative Income Bond Fund - Institutional Clas	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	4,314,201,449.99	
Fidelity Corporate Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	895,438,922.39	
Fidelity Emerging Markets Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	168,230,151.67	
Fidelity Emerging Markets Index Fund - Institutional Premiu	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	122,035,436.72	
Fidelity Emerging Markets Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	19,829,451.50	
Fidelity Emerging Markets Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	457,838,419.28	
Fidelity Global ex U.S. Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	304,580,988.74	
Fidelity Global ex U.S. Index Fund - Institutional Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	705,466,132.68	
Fidelity Global ex U.S. Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	33,764,844.05	
Fidelity Global ex U.S. Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	819,963,894.92	
Fidelity Global Strategies Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	79,554,453.99	
Fidelity Inflation-Protected Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,507,243,258.48	
Fidelity Inflation-Protected Bond Index Fund - Institutional	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	117,654,903.66	
Fidelity Inflation-Protected Bond Index Fund - Institutional	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	504,468,270.08	
Fidelity Inflation-Protected Bond Index Fund - Investor Clas	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	8,956,405.44	
Fidelity Inflation-Protected Bond Index Fund - Premium Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	477,854,038.04	
Fidelity Intermediate Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	3,201,231,412.02	
Fidelity Intermediate Treasury Bond Index Fund - Premium	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,377,761,990.34	
Fidelity Intermediate Treasury Bond Index Fund - Investor C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	54,283,572.42	
Fidelity Investment Grade Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	8,207,805,479.61	
Fidelity Large Cap Growth Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	33,256,888.56	
Fidelity Large Cap Growth Index Fund - Institutional Premiu	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	681,880.39	
Fidelity Large Cap Growth Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,506,827.07	
Fidelity Large Cap Growth Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	123,357,355.38	
Fidelity Large Cap Value Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	89,446,835.32	
Fidelity Large Cap Value Index Fund - Institutional Premium	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	770,546.97	
Fidelity Large Cap Value Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,519,427.56	
Fidelity Large Cap Value Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	131,818,645.56	
Fidelity Long-Term Treasury Bond Index Fund - Investor Cla	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	44,762,186.34	
Fidelity Long-Term Treasury Bond Index Fund - Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,016,011,898.70	
Fidelity Mid Cap Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	640,841,326.36	
Fidelity Mid Cap Index Fund - Institutional Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	10,403,424.03	
Fidelity Mid Cap Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	58,264,268.91	
Fidelity Mid Cap Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	2,033,767,667.80	

Fidelity Municipal Income 2017 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	68,474,665.69	
Fidelity Municipal Income 2019 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	50,043,177.92	
Fidelity Municipal Income 2021 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	31,152,461.31	
Fidelity Municipal Income 2023 Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	13,495,572.32	
Fidelity Real Estate Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	28,143,959.88	
Fidelity Real Estate Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	31,738,144.81	
Fidelity Real Estate Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	804,805,164.87	
Fidelity SAI Emerging Markets Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,987,766,180.34	
Fidelity SAI International Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	2,015,766,709.34	
Fidelity SAI International Minimum Volatility Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,161,165,845.16	
Fidelity SAI Long-Term Treasury Bond Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	738,339,449.40	
Fidelity SAI Real Estate Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	97,128,503.43	
Fidelity SAI Small-Mid Cap 500 Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	711,208,035.84	
Fidelity SAI U.S. Large Cap Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	4,646,109,594.09	
Fidelity SAI U.S. Minimum Volatility Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	666,223,902.05	
Fidelity SAI U.S. Quality Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	4,177,398,266.38	
Fidelity Series 1000 Value Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,523,757,360.47	
Fidelity Series 1000 Value Index Fund - Class F	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	2,105,212,077.64	
Fidelity Series Global ex U.S. Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	3,826,599,539.49	
Fidelity Series Government Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	2,697,116,747.20	
Fidelity Series Government Money Market Fund - Class F	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	3,091,294,325.95	
Fidelity Series Inflation-Protected Bond Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,015,974,219.04	
Fidelity Series Inflation-Protected Bond Index Fund - Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,250,773,276.13	
Fidelity Series Investment Grade Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	11,756,832,132.51	
Fidelity Series Investment Grade Bond Fund - Class F	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	11,676,802,516.00	
Fidelity Series Long-Term Bond Index Fund - Class F	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	10,586,762.43	
Fidelity Series Long-Term Treasury Bond Index Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	10,483,953.25	
Fidelity Series Short-Term Credit Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,040,084,909.91	
Fidelity Series Short-Term Credit Fund - Class F	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,123,979,197.86	
Fidelity Short-Term Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	5,525,892,906.34	
Fidelity Short-Term Treasury Bond Index Fund - Investor Cl	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	139,894,807.42	
Fidelity Short-Term Treasury Bond Index Fund - Premium C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,215,000,049.31	
Fidelity Small Cap Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	426,696,327.45	
Fidelity Small Cap Index Fund - Institutional Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	150,332,086.91	
Fidelity Small Cap Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	43,622,973.04	
Fidelity Small Cap Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,808,768,871.23	
Fidelity Strategic Dividend & Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	3,409,996,113.20	
Fidelity Strategic Real Return Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	488,297,359.53	
Fidelity Tax-Free Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	3,091,805,842.93	
Fidelity Total International Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	38,660,348.51	
Fidelity Total International Index Fund - Institutional Premi	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	1,153,728.08	
Fidelity Total International Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	3,553,707.13	
Fidelity Total International Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	80,573,913.42	
Fidelity U.S. Bond Index Fund - Class F	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	3,479,205,238.19	
Fidelity U.S. Bond Index Fund - Institutional Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	3,824,642,613.14	
Fidelity U.S. Bond Index Fund - Institutional Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	11,092,344,162.79	
Fidelity U.S. Bond Index Fund - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	397,460,544.53	
Fidelity U.S. Bond Index Fund - Premium Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SALEM STREET TRUST	8,252,505,946.83	
		FIDELITY SALEM STREET TRUST Total	135,534,799,658.40	$2,500,000

Fidelity Advisor Global Bond Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	4,666,313.81	
Fidelity Advisor Global Bond Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	3,513,456.90	
Fidelity Advisor Global Bond Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	2,414,959.65	
Fidelity Advisor Global Bond Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	2,873,837.77	
Fidelity Advisor Intermediate Municipal Income Fund - Clas	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	133,862,167.66	
Fidelity Advisor Intermediate Municipal Income Fund - Clas	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	60,761,580.22	
Fidelity Advisor Intermediate Municipal Income Fund - Clas	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	759,282,735.05	
Fidelity Advisor Intermediate Municipal Income Fund - Clas	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	18,729,287.09	
Fidelity Advisor International Bond Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	3,393,719.77	
Fidelity Advisor International Bond Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	2,828,331.24	
Fidelity Advisor International Bond Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	2,403,123.10	
Fidelity Advisor International Bond Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	2,542,710.87	
Fidelity Advisor Multi-Asset Income Fund - Class A	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	9,488,401.55	
Fidelity Advisor Multi-Asset Income Fund - Class C	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	7,146,183.48	
Fidelity Advisor Multi-Asset Income Fund - Class I	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	20,038,114.40	
Fidelity Advisor Multi-Asset Income Fund - Class T	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	7,149,902.91	
Fidelity Global Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	41,629,043.52	
Fidelity Intermediate Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	4,955,249,031.28	
Fidelity International Bond Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	39,738,038.82	
Fidelity Strategic Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY SCHOOL STREET TRUST	7,448,816,880.86	
		FIDELITY SCHOOL STREET TRUST Total	13,526,527,819.95	$2,500,000
Fidelity Arizona Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY UNION STREET TRUST	169,217,949.62	
Fidelity Maryland Municipal Income Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY UNION STREET TRUST	213,594,483.87	
		FIDELITY UNION STREET TRUST Total	382,812,433.49	$750,000
Fidelity Arizona Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY UNION STREET TRUST II	190,924,553.94	
Fidelity Municipal Money Market Fund	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY UNION STREET TRUST II	14,003,379,547.63	
		FIDELITY UNION STREET TRUST II Total	14,194,304,101.57	$2,500,000
VIP Asset Manager Growth Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	99,881,085.76	
VIP Asset Manager Growth Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	97,896,377.40	
VIP Asset Manager Growth Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	2,698,276.51	
VIP Asset Manager Growth Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	3,424,660.35	
VIP Asset Manager Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	932,133,680.69	
VIP Asset Manager Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	182,350,883.66	
VIP Asset Manager Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	5,437,335.42	
VIP Asset Manager Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	21,645,830.78	
VIP Freedom 2005 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	6,363,083.56	
VIP Freedom 2005 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	572,398.38	
VIP Freedom 2005 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	82,814.47	
VIP Freedom 2010 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	19,565,993.81	
VIP Freedom 2010 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	25,945,171.64	
VIP Freedom 2010 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	251,959,241.42	
VIP Freedom 2015 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	32,676,767.93	
VIP Freedom 2015 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	14,567,614.65	
VIP Freedom 2015 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	50,296,402.21	
VIP Freedom 2020 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	63,072,150.75	
VIP Freedom 2020 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	110,353,906.07	
VIP Freedom 2020 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	530,862,361.90	
VIP Freedom 2025 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	27,380,560.21	
VIP Freedom 2025 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	48,499,917.11	

VIP Freedom 2025 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	59,992,796.86	
VIP Freedom 2030 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	57,768,684.18	
VIP Freedom 2030 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	70,723,379.87	
VIP Freedom 2030 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	133,394,007.69	
VIP Freedom 2035 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	3,518,078.46	
VIP Freedom 2035 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	4,648,982.93	
VIP Freedom 2035 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	28,592,146.50	
VIP Freedom 2040 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	11,512,064.99	
VIP Freedom 2040 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	22,988,285.16	
VIP Freedom 2040 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	15,117,730.98	
VIP Freedom 2045 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	788,966.69	
VIP Freedom 2045 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	395,702.96	
VIP Freedom 2045 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	16,677,014.97	
VIP Freedom 2050 Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	4,181,957.22	
VIP Freedom 2050 Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	4,206,747.53	
VIP Freedom 2050 Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	9,449,378.36	
VIP Freedom Income Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	14,955,742.54	
VIP Freedom Income Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	9,523,640.05	
VIP Freedom Income Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	14,105,674.35	
VIP Freedom Lifetime Income I Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	14,178,256.17	
VIP Freedom Lifetime Income II Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	33,897,188.06	
VIP Freedom Lifetime Income III Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	28,081,352.01	
VIP FundsManager 20% Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	740,124,439.38	
VIP FundsManager 20% Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	59,894.02	
VIP FundsManager 20% Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	7,533,391.80	
VIP FundsManager 50% Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	6,182,351,449.80	
VIP FundsManager 50% Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	62,260.98	
VIP FundsManager 50% Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	90,995,016.18	
VIP FundsManager 60% Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	5,875,766,097.45	
VIP FundsManager 60% Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	59,018.24	
VIP FundsManager 60% Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	507,355,880.20	
VIP FundsManager 70% Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	1,134,551,603.96	
VIP FundsManager 70% Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	70,605.66	
VIP FundsManager 70% Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	38,437,185.39	
VIP FundsManager 85% Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	406,996,397.29	
VIP FundsManager 85% Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	8,278.19	
VIP FundsManager 85% Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	24,798,991.00	
VIP Government Money Market Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	1,205,450,175.39	
VIP Government Money Market Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	1,236,972,028.16	
VIP Government Money Market Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	1,152,153,765.12	
VIP Government Money Market Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	221,886,927.38	
VIP Investment Grade Bond Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	1,023,109,411.13	
VIP Investment Grade Bond Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	914,795,433.46	
VIP Investment Grade Bond Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	543,111,560.57	
VIP Investment Grade Bond Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	1,309,788,725.42	
VIP Investor Freedom 2005 Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	20,769,755.46	
VIP Investor Freedom 2010 Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	60,043,954.09	
VIP Investor Freedom 2015 Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	97,724,549.51	
VIP Investor Freedom 2020 Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	189,640,577.50	

VIP Investor Freedom 2025 Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	163,801,374.56	
VIP Investor Freedom 2030 Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	155,183,737.67	
VIP Investor Freedom Income Portfolio	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	66,957,691.40	
VIP Strategic Income Portfolio - Initial Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	91,646,377.11	
VIP Strategic Income Portfolio - Investor Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	945,352,083.80	
VIP Strategic Income Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	525,914.48	
VIP Strategic Income Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	260,561,143.18	
VIP Target Volatility Portfolio - Service Class	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	1,476,622.60	
VIP Target Volatility Portfolio - Service Class 2	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	VARIABLE INSURANCE PRODUCTS FUND V	221,365,154.40	
		VARIABLE INSURANCE PRODUCTS FUND V Total	27,977,851,765.14	$2,500,000
Fidelity Corporate Bond ETF	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MERRIMACK STREET TRUST	39,439,435.75	
Fidelity Limited Term Bond ETF	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MERRIMACK STREET TRUST	265,363,513.75	
Fidelity Total Bond ETF	FIDELITY FIXED INCOME AND ASSET ALLOCATION FUND BOARD	FIDELITY MERRIMACK STREET TRUST	215,016,767.93	
			519,819,717.43	$900,000

Board Resolution

(Excerpt from minutes of the May, 2016 Board of Trustees meeting)

FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

Upon motion duly made and seconded, and by vote of the full Board, including a majority of those Trustees who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended ("1940 Act"), the following votes were unanimously approved by the Board:

VOTED: That the Fund's joint participation in a fidelity bond required by Rule 17g-1 under the 1940 Act (the "Fidelity Bond") for the period July 1, 2016 through July 1, 2017, as detailed in the May 10, 2016 Board memorandum and as supplemented with the final pricing information provided during the Board meeting, be, and it hereby is, approved, it having been determined by the full Board and the Independent Trustees that such Fidelity Bond is reasonable in form and amount, having taking into consideration factors deemed relevant, including, among others, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities in the Fund's portfolio; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said Fidelity Bond coverage, subject to review of the form by counsel to the Fund and counsel to the Independent Trustees.

FURTHER VOTED: That the portion of the total premium to be paid by the Fund for the Fidelity Bond be, and it hereby is, approved, the full Board and the Independent Trustees having considered factors deemed relevant, including, among others, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for such Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium it would have had to pay if it had provided and maintained a single insured bond.

FURTHER VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, designated as the individuals responsible for making all necessary filings and giving notices with respect to said Fidelity Bond required by Paragraph (g) of Rule 17(g)-1 under the 1940 Act.

FURTHER VOTED: That the Fund's joint participation in, and the terms and costs of, a directors and

officers/errors and omissions joint liability insurance policy and an "excess" Independent Trustee management liability policy (together, the "E&O/D&O Policy") for the period July 1, 2016 through July 1, 2017, as detailed in the May 10, 2016 Board memorandum and as supplemented with the final pricing information provided during the Board meeting, be, and they hereby are, approved, it having been determined by the full Board and the Independent Trustees that the Fund's participation in the E&O/D&O Policy is in the best interests of the Fund and that the allocation of the premium to the Fund is fair and reasonable, based upon the proportionate share of the sum of the premiums that would have been paid if such E&O/D&O Policy were purchased separately; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said E&O/D&O Policy established under the insurance program, subject to review of the form of policy by counsel to the Fund and counsel to the Independent Trustees.

FURTHER
VOTED: That the portion of the total premium to be paid by the Fund for the E&O/D&O Policy be, and it hereby is, approved.

FURTHER
VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, authorized and directed to execute and deliver such documents and to take such actions in the name of the Fund, or on its behalf, as they may determine to be necessary or desirable in connection with the furtherance of the foregoing resolutions.

Board Resolution

(Excerpt from minutes of the June 15, 2016 Board of Trustees meeting)

FIDELITY EQUITY AND HIGH INCOME FUNDS

Upon motion duly made and seconded, and by vote of the full Board, including a majority of those Trustees who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended ("1940 Act"), and, in the case of votes relating to Rule 12b-1 Plans, who have no direct or indirect financial interest in the operations of such Plans or in any agreements related to such Plans, the following votes were unanimously approved by the Board:

VOTED: That the Fund's joint participation in a fidelity bond required by Rule 17g-1 under the 1940 Act (the "Fidelity Bond") for the period July 1, 2016 through July 1, 2017, as detailed in the June 7, 2016 Board memorandum, be, and it hereby is, approved, the full Board and the Independent Trustees having determined such Fidelity Bond to be reasonable in form and amount, taking into consideration factors deemed relevant, including, among others, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities in the Fund's portfolio; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said Fidelity Bond coverage, subject to review of the form by counsel to the Fund and counsel to the Independent Trustees.

FURTHER
VOTED: That the portion of the total premium to be paid by the Fund for the Fidelity Bond be, and it hereby is, approved, the full Board and the Independent Trustees having considered factors deemed relevant, including, among others, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for such Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium it would have had to pay if it had provided and maintained a single insured bond.

FURTHER
VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, designated as the individuals responsible for making all necessary filings and giving notices with respect to said Fidelity Bond required by Paragraph (g) of Rule 17(g)-1 under the 1940 Act.

FURTHER
VOTED: That the Fund's joint participation in, and the terms and costs of, a directors and officers/errors and omissions joint liability insurance policy and an "excess" Independent Trustee management liability policy (together, the "E&O/D&O Policy") for the period July 1, 2016 through July 1, 2017, as detailed in the June 7, 2016 Board memorandum, be, and they hereby are, approved, it having been determined by the full Board and the Independent Trustees that the Fund's participation in the E&O/D&O Policy is in the best interests of the Fund and that the premium to be allocated to the Fund, based upon the proportionate share of the sum of the premiums that would have been paid if such E&O/D&O Policy were purchased separately, is fair and reasonable to the Fund; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said E&O/D&O Policy established under the insurance program, subject to review of the form of policy by counsel to the Fund and counsel to the Independent Trustees.

FURTHER
VOTED: That the portion of the total premium to be paid by the Fund for the E&O/D&O Policy be, and it hereby is, approved.

FURTHER
VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, authorized and directed to execute and deliver such documents and to take such actions in the name of the Fund, or on its behalf, as they may determine to be necessary or desirable in connection with the furtherance of the foregoing resolutions.

FIDELITY BOND INSURANCE RECOVERY AGREEMENT

This Fidelity Bond Insurance Recovery Allocation Agreement, dated 4-2-07 (the "Agreement"), by each "Fund" as defined in the Policies referred to below (the "Fund Insureds"), and any past, present or future duly elected or appointed director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, member of a Board of Managers or a management board, or members of a Board of Directors, or, if operating outside the United States, any past, present and future person in a duly elected or appointed position that is equivalent to a position listed above (collectively, the "Executives").

WITNESSETH:

WHEREAS, the Fund Insureds and the Executives are and will be named as joint insureds on one or more insurance policies that provide combined coverage for (i) professional liability: (ii) directors & officers liability and (iii) fidelity bond ("Bond") ((i), (ii) and (iii) (collectively referred to herein as the "Policies);

WHEREAS, Rule 17g-1 under the 1940 Act ("Rule 17g-1") requires that in the case of a joint Bond there shall be an agreement among all insureds to the effect that in the event recovery is received under such a Bond as a result of a loss sustained by a registered management investment company and one or more other insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, at least equal to the amount which it would have received had it provided and maintained a single insured Bond with the minimum coverage required by Rule 17g-1(d)(1);

NOW, THEREFORE, the parties agree, subject to the terms and conditions of the Policies, as follows:

1. Allocation of Recovery of Bond Claims Among Fund Insureds.

(a) Each individual Fund Insured (series or separate portfolios of a Fund Insured shall be treated as if it were an individual Fund Insured) shall initially receive not less than the lesser of an amount of the recovery equal to the amount of the minimum amount of Bond coverage each individual Fund Insured would have been required to maintain as of the date any such loss is sustained under a single insurance Bond as required by Rule 17g-1(d)(1) or the amount of the actual losses of each individual Fund Insured.

(b) Each individual Fund Insured seeking recovery amounts from the Insurer(s) in excess of the minimum amount of Bond coverage it would have been required to maintain as of the date any such loss is sustained under a single Bond as required by Rule 17g-1(d)(1) shall recover such excess amounts in full as long as the

retaining aggregate policy limit is sufficient to provide all other Fund Insureds with the minimum amount of Bond coverage as required by Rule 17g-1(d)(1). If multiple Fund Insureds seek recovery amounts from the insurer(s) in excess of their respective minimum coverages, as required by Rule 17g-1(d)(1), and the remaining aggregate Bond limit is not sufficient to pay all such amounts in full, such Fund Insureds shall share in any remaining amount of available aggregate Bond limit on the basis of the minimum amount of insurance coverage that each individual Fund Insured would have been required to maintain as of the date any such loss is sustained as required by Rule 17g-1(d)(1) as a percentage of the total amount of minimum insurance coverage required by Rule 17g-1(d)(1) for all Fund Insureds seeking claim recovery amounts in excess of the minimum amount of insurance coverage required pursuant to Rule 17g-1(d)(1), provided, of course, that no Fund Insured recovers more than its actual losses.

(c) The allocation of recovery among Fund Insureds shall be subject to the requirements of Rule 17g 1, including maintaining the minimum amount of insurance coverage for each individual Fund Insured.

2. Notice. Notice is hereby given that the obligations of this Agreement are not binding upon any such Executive or shareholder individually, but are binding only upon the assets and the property of each Insured Fund's respective portfolios.

3. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto, with respect to the subject matter hereof, and accordingly, supercedes, as of the date of this Agreement, any other agreement heretofore in effect among the parties.

4. In all instances this agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered 4-3-04.

Fund Insureds

By: [signature]
Title: Treasurer

21590693v2

POLICYHOLDER NOTICE

Thank you for purchasing insurance from a member company of American International Group, Inc. (AIG). The AIG member companies generally pay compensation to brokers and independent agents, and may have paid compensation in connection with your policy. You can review and obtain information about the nature and range of compensation paid by AIG member companies to brokers and independent agents in the United States by visiting our website at www.aig.com/producer-compensation or by calling 1-800-706-3102.

National Union Fire Insurance Company of Pittsburgh, Pa.
A capital stock company

POLICY NUMBER: 01-541-71-71 REPLACEMENT OF POLICY NUMBER: 01-421-08-60

FMR FUNDS CONCENTRIC CUSTOM BOND

NOTICE: COVERAGE UNDER COVERAGE SECTIONS I AND II IS CLAIMS MADE. THE COVERAGE OF THIS BOND IS GENERALLY LIMITED TO LIABILITY FOR ONLY THOSE CLAIMS THAT ARE FIRST MADE AGAINST THE INSUREDS DURING THE BOND PERIOD AND REPORTED IN WRITING TO THE INSURER PURSUANT TO THE TERMS HEREIN. PLEASE READ THIS BOND CAREFULLY AND REVIEW ITS COVERAGE WITH YOUR INSURANCE AGENT OR BROKER. AMOUNTS INCURRED FOR LEGAL DEFENSE SHALL REDUCE THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS, AND SHALL BE APPLIED AGAINST THE RETENTION AMOUNT. THE INSURER DOES NOT ASSUME ANY DUTY TO DEFEND.

DECLARATIONS

ITEM 1.	**NAMED INSURED:**	**ALL FIDELITY FUNDS** (as defined in this bond).
	MAILING ADDRESS:	**C/O FMR LLC** **200 SEAPORT BLVD, MAILZONE ZW9C** **BOSTON, MA 02210**
ITEM 2.	**BOND PERIOD:**	From: **July 1, 2016** To: **July 1, 2017** (12:01 A.M. standard time at the address stated in Item 1.)
ITEM 3.	**COVERAGE DESCRIPTION**	Financial Institution Bond
ITEM 4.	**LIMIT OF LIABILITY:**	**$15,000,000** Single Loss Limit **$15,0000,000** in the aggregate
ITEM 5.	**RETENTION**	**$400,000** (each loss) or such lesser amount required under the Investment Company Act of 1940. Except Insuring Agreement 1 which maintains a $0 Retention
ITEM 6	**PREMIUM:**	

IN WITNESS WHEREOF, the **Insurer** has caused this Policy to be signed by its President, Secretary and Authorized Representative. This Policy shall not be valid unless signed below at the time of issuance by an authorized representative of the insurer.

PRESIDENT
National Union Fire Insurance Company of Pittsburgh, Pa.

SECRETARY
National Union Fire Insurance Company of Pittsburgh, Pa.

AUTHORIZED REPRESENTATIVE

COUNTERSIGNED AT	DATE	COUNTERSIGNATURE

WILLIS OF MASSACHUSETTS, INC.
THREE COPLEY PLACE
SUITE 300
BOSTON, MA 02116-6501

1119824

In consideration of the payment of the premium, and in reliance upon the Application made to American International Specialty Lines Insurance Company (herein called the "Insurer"), the Insurer agrees as follows:

1. **INSURING AGREEMENTS**

A. **FIDELITY**

This bond shall pay loss which is discovered during the Bond Period resulting directly from dishonest or fraudulent acts including but not limited to larceny or embezzlement committed by an Employee acting alone or in collusion with others. Such dishonest or fraudulent acts must be committed by the Employee with the intent:

(1) to cause the Company to sustain such loss; or

(2) to obtain financial benefit for the Employee or another person or entity acting in collusion with the Employee or any other innocent person or organization (other than the counterparty) intended by the Employee to obtain such improper financial gain.

(A)(2) Restoration or Replacement Costs of Property or Electronic Data

This policy covers reasonable expenses incurred or fees paid by the Company for the:

(a) cost to replace or restore tangible property or Electronic Data; and

(b) cost of the actual transcription or copying of tangible property or Electronic Data from source documents furnished by the Company in order to reproduce such tangible property or Electronic Data other than Employee salary and other fixed overhead costs;

provided such tangible property or Electronic Data has been intentionally and fraudulently damaged or destroyed by an Employee while stored on the premises of an Organization or within the Organization's Computer or the Computer of its Electronic Data Processor or while recorded upon Electronic Data Processing Media within the offices or premises of an Organization, and provided the Company is the owner of the tangible property or Electronic Data or is legally liable for such loss or damage.

Notwithstanding the foregoing, however, it is agreed that with regards to Loans and/or Trading, this bond covers only loss resulting directly from dishonest or fraudulent acts committed by an Employee with the intent to realize a financial benefit and which actually results in such a financial benefit for the Employee. Also notwithstanding the foregoing, where the proceeds of

a fraud perpetrated by an Employee arising from Loans and/or Trading are actually received by persons with whom the Employee was acting in collusion, but said Employee fails to derive a financial benefit therefrom, such a loss will nevertheless be covered hereunder as if the Employee has obtained such benefit provided the Company established that the Employee intended to participate therein.

As used throughout this Insuring Agreement, "financial benefit" does not include any salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other employee benefits if earned in the normal course of employment except such may be used in determining intent.

B. ON PREMISES

This bond covers loss of Property resulting directly from:

(1) robbery, burglary, misplacement, mysterious unexplainable disappearance and damage thereto or destruction thereof; or

(2) theft, False Pretense, common- law or statutory larceny, committed by a person present in an office or on the premises of the Company while the Property is lodged, deposited or held for safekeeping within offices or premises, located anywhere, in which the Named Insured has an interest.

(3) theft of Property on an Organization's premises while in the possession of a client, customer, or registered rep transacting business with a Company

C. IN TRANSIT

This bond covers loss of Property resulting directly from robbery, common-law or statutory larceny, theft, misplacement, mysterious unexplainable disappearance, being lost or made away with, and damage thereto or destruction thereof, while the Property is in transit anywhere in the custody of:

(1) a natural person acting as a messenger, agent of the Company (or another natural person acting as messenger, agent or Custodian during an emergency arising from the incapacity of the original messenger); or

(2) a Transportation Company and being transported in an armored motor vehicle; or

(3) **a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided that covered Property transported in such manner shall not include: Money, bearer bonds or Securities issued in bearer form, tokens, gems, jewelry, precious metals of all kinds and in any form.**

Coverage under this Insuring Agreement begins immediately upon the receipt of such Property by the natural person or Transportation Company and ends immediately upon delivery to the designated recipient or its agent.

D. FORGERY OR ALTERATION

This bond covers loss resulting directly from:

(1) Forgery or alteration of, on or in any Negotiable Instrument (except an Evidence of Debt), Acceptance, Withdrawal Order, receipt for the withdrawal of Property, Certificate of Deposit, Letter of Credit or checks, stock redemption forms, stock transfer forms, money orders, order upon public treasuries or any similar written or types or printed instruments of the same character or nature;

(2) transferring, paying or delivering any Funds or Property or establishing any credit or giving any value on the faith of any written instructions or advices directed to the Company and authorizing or acknowledging the transfer, payment, delivery or receipt of Funds or Property, which instructions or advices purport to have been signed or endorsed by any customer of the Company, Employee of the Company, or by any financial institution but which instructions or advices either bear a signature which is a Forgery or have been altered without the knowledge and consent of such customer, Employee, or financial institution (A mechanically reproduced facsimile signature is treated the same as a handwritten signature); or

(3) any check or draft:

(a) made payable to a fictitious payee and endorsed in the name of such fictitious payee; or

(b) procured in a face to face transaction with the maker or drawer thereof or with one acting as agent of such maker or drawer by anyone impersonating another and made or drawn payable to the one so impersonated and endorsed by anyone other than the one impersonated shall be deemed to be forged as to such endorsement,

(4) any financial institution having transferred, paid or delivered or caused to be transferred, paid or delivered any funds or Property on the faith of any written or printed instructions or advices which instructions or advices purport to have been signed by or on behalf of the Company or any Custodian but which instructions or advices either bear a Forged Signature or have been fraudulently altered.

E. SECURITIES

This bond covers loss resulting directly from the Company having, in good faith, for its own account or for the account of others:

(1) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of, any original

(a) Certificated Security;
(b) document of title;
(c) deed, mortgage or other instrument conveying title to, or creating or discharging a lien upon, real property;
(d) Certificate of Origin or Title;
(e) Evidence of Debt;
(f) corporate, partnership or personal Guarantee;
(g) Security Agreement;
(h) written Instruction;
(i) Uncertificated Securities
(j) Initial Transaction Statements; or
which:

(ii) bears a signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent, registrar, acceptor, surety, guarantor, or of any person signing in any other capacity which is a Forgery; or

(iii) is altered; or

(iv) is lost or stolen;

(2) guaranteed in writing or witnessed any signature upon any transfer, assignment, bill of sale, power of attorney, or any items listed in (a) through (h) above; or

(3) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of any item listed in (a) through (d) above which is a Counterfeit.(A mechanically reproduced facsimile signature is treated the same as a handwritten signature.)

F. **COUNTERFEIT CURRENCY**

This bond covers loss resulting directly from the receipt by the Company, in good faith, of any Counterfeit Money of any country.

G. **UNCOLLECTIBLE ITEMS OF DEPOSIT**

This bond covers loss resulting directly from the Company having credited an account of a customer, shareholder or subscriber on the faith of any Items of Deposit which prove to be uncollectible, provided that the crediting of said account causes:

(1) redemptions or withdrawals to be permitted, or

(2) shares to be issued, or

(3) dividends to be paid,

from an account of a customer.

In order for coverage to apply under this Insuring Clause, the Company must hold Items of Deposit for five business days before permitting any redemptions or withdrawals, issuing any shares or paying any dividends with respect to such Items of Deposit.

Items of Deposit shall not be deemed uncollectible until the Company's standard collection procedures have failed.

Limit of Liability:	$5,000,000
Deductible:	$2,500

H. AUDIT EXPENSE

This bond covers loss consisting of reasonable expenses incurred by the Company for that part of an audit or examination required by any governmental regulatory authority or self-regulatory organization and actually conducted by such authority, organization or their appointee by reason of the discovery of other losses sustained by the Company and covered by this bond.

Limit of Liability:	$250,000
Deductible:	$5,000

I. COMPUTER SYSTEMS

This bond covers loss incurred by reason of:

(1) the Company having transferred, paid or delivered any Funds or Property, established any credit, debited any account or given any value as the direct result of the fraudulent input of Electronic Data directly into:

- (a) the Company's Computer System;
- (b) the Service Bureau's Computer System;
- (c) an Electronic Funds Transfer System;
- (d) a Customer Communication System; or
- (e) an automated teller machine;

(2) the fraudulent modification or the fraudulent destruction of Electronic Data: (i) stored within, or being run within, any of the above systems or (ii) during electronic transmission through data communication lines to the Company's Computer System, or a Service Bureau's Computer System

J. CUSTOMER VOICE INITIATED TRANSFERS

This bond covers loss resulting directly from the Company having transferred Funds from a customer's account through an Electronic Funds Transfer System, in reliance upon a customer voice initiated funds transfer instruction

which was purported to be from an officer, director, partner or employee of a customer of the Company who was authorized by such customer, or was purportedly sent by an employee of the Customer on behalf of the Company to instruct

the Company by means of voice message transmitted by telephone to make certain funds transfers, and which instruction:

(1) was, in fact, from an impostor, or a person not authorized by the customer, or employee to issue such instructions by voice message transmitted by telephone, and which

(2) was received by an Employee of the Company specifically designated to receive and act upon such instructions; but provided that:

(a) such voice instruction was electronically recorded by the Company and proper password(s) or code words(s) given; and

(b) the voice instruction was verified by a direct call back to an employee of the customer (or a person thought by the Company to be an employee of the customer).

Provided, however, that for "Repetitive Transactions," the insured shall not be required to complete a call back as set forth in paragraph (b) above so long as a call back was made on the first of said Repetitive Transactions. In addition, the call back requirement shall also be waived for any loss resulting from a non-Repetitive Transaction that falls entirely within the deductible amount set forth in Item 5. of the Declarations.

Proof of loss for claim under the Customer Voice Initiated Electronic Funds Transfer Insuring Agreement must include electronic recordings of such voice instructions and the verification call back, if a recording of such call back was required.

K. TELEFACSIMILE TRANSFER FRAUD

This bond covers loss resulting directly from the Company having transferred or delivered Funds, Certificated Securities or Uncertificated Securities in reliance upon a fraudulent instruction received through a Telefacsimile Device or any other form of electronic communication (including but not limited to e-mail), and which instruction:

(1) purports and reasonably appears to have originated from

(a) a customer of the Company; or
(b) another financial institution; or
(c) another office of the Company

but, in fact, was not originated by the customer or entity whose identification it bears, and

(2) contains a valid test code which proves to have been used by a person who was not authorized to make use of it; and
(3) contains the name of a person authorized to initiate such transfer;

provided that, if the transfer was in excess of $400,000, the instruction was verified by a call-back according to a prearranged procedure.

L. **E-THEFT**

Loss resulting directly from the Company having, in good faith, transferred or delivered Customer funds, Certificated Securities or uncertificated securities in reliance upon a fraudulent instruction received through an email or via telephone, and which instruction purports and reasonably appears to have originated from:

a. a Customer of the Company;
b. another financial institution acting on behalf of such Customer; or
c. another office of the Company acting on instructions from such Customer;

but, which instruction, was not from an individual or entity described in a., b., or c., above; provided that if the transfer was in excess of $250,000 or was the initial instruction of a repetitive transaction, the transaction shall be verified by a password, PIN, other security code, or call back to a predetermined phone number set forth in the Company's written agreement with the Customer.

As used in this insuring agreement, Customer means an entity or individual that has a written agreement with the Company authorizing the Company to transfer funds, Certified Securities, or Uncertified Securities in reliance upon instructions transmitted to the Company via the means utilized to transmit the fraudulent instructions.

M. VOICE COMPUTER SYSTEMS FRAUD

It is agreed, subject to a $5,000,000 sublimit of liability, which amount shall be part of and not in addition to the aggregate limit of liability set forth in Item 3 of the Declarations, this policy covers loss resulting directly from charges for voice telephone long-distance toll calls which were incurred due to the fraudulent use or fraudulent manipulation of an Account Code or System Password required to obtain access to a Voice Computer System owned or leased by the Company, installed on the Organization's premises, whose System Administration is performed and controlled by the Company or Organization; provided, however, that the unauthorized access was not made possible by:

(1) failure to incorporate a System Password feature; or

(2) failure to have a call-disconnect feature in operation to automatically terminate a caller's access to the Voice Computer System after not more than three unsuccessful attempts to input an Account Code

Loss under this Insuring Agreement shall only include loss resulting from toll call charges made only on telephone lines directly controlled by one Voice Computer System.

N. THEFT OF INADVERTENTLY MISDIRECTED OR INADVERTENTLY TRANSFERRED FUNDS

Loss resulting directly from the theft of Covered Funds by a third party recipient as a direct result of Inadvertent Misdirection or Inadvertent Transfer by the Company or its directors, officers or Employees or a financial institution acting on instructions received from the Company or its directors, officers or Employees.

Coverage provided by this Insuring Agreement is subject to an aggregate sub-limit of $500,000. This sub-limit is part of, and not in addition to the Insurer's aggregate Limit of Liability.

O. FACSIMILE SIGNATURE

Loss resulting directly from the fact that an issuer of securities, transfer agent, bank, banker, or trust company received from the Insured or the New York Stock Exchange specimen copies of the Insured's mechanically

reproduced facsimile signature and acted in reliance upon any false, fraudulent or unauthorized reproduction of such facsimile signature, whether such facsimile signature is the facsimile signature duly adopted by the Insured or is one resembling or purporting to be such facsimile signature, regardless of by whom or by what means the same may have been imprinted, and whether or not such loss is sustained by reason of the Insured's having entered into an agreement to be legally liable when such facsimile signature or one resembling or purporting to be such facsimile signature is used, provided, however, that

(a) such facsimile signature is used on a document

(1) as the signature to an assignment or other instrument authorizing or effecting the transfer of shares of stock, or other registered securities, which may now or at any time hereafter be registered in the name of the Insured on the books of the association, company or corporation issuing the same; or

(2) as the signature to a power of substitution, designating a substitute or substitutes to make the actual transfer on the books of the issuer of shares of stock, or other registered securities, in respect of which the Insured may now or at any time hereafter be named as attorney to effect and transfer, whether said power of substitution is embodied in an endorsement on the certificate for said shares of stock or other registered security or in a separate instrument;

(b) the New York Stock Exchange has not interposed any objections to the use by the Insured of such facsimile signature and such agreement, if any, was required by the said Exchange as a condition to its failing to interpose any such objection; an

(c) this Insuring Agreement shall not apply to any Certificated Securities which are counterfeit.

P. Stop Payment

This bond covers loss against any and all sums which the Company shall become obligated to pay by reason of the liability imposed upon the Company by law for damages:

(a) for having either complied with or failed to comply with any written notice of any customer, shareholder or subscriber of the Company or any authorized representative of such customer, shareholder or subscriber to stop payment of any check or draft made or drawn by such customer, shareholder, or subscriber or any authorized representative of any customer, shareholder or subscriber; or

(b) for having refused to have any draft made or drawn by any customer, shareholder or subscriber of the Company or any authorized representative of such shareholder, subscriber or representative.

The Single Loss limit under this Insuring Agreement is $100,000, which is part of and not in addition to the Aggregate Limit shown on the Declaration Page of this bond. A retention of $2,500 applies to each and every loss.

Q. UNAUTHORIZED SIGNATURES

This bond covers loss Loss resulting directly from the Company having accepted, paid, or cashed any original check or withdrawal order made to drawn on a customer's account which bears the signature or endorsement of one other than a person whose name and signature is on file with the Company as a signatory on such account. It shall be a condition precedent to the Company's right of recovery under this Insuring Agreement that the Insured shall have on file, signatures of all persons who are signatories on such account.

The Single Loss limit under this Insuring Agreement is $3,000,000, which is part of and not in addition to the Aggregate Limit shown on the Declaration Page of this bond. A retention of $25,000 applies to each and every loss.

R. CLAIMS EXPENSE

This bond covers reasonable expenses necessarily incurred and paid by the Company in preparing any valid claim for loss as defined in the bond, and any other valid coverage added by rider which loss exceeds the applicable retention amount. The Insurer's maximum liability for such expenses paid by the Company in preparing any one such claim shall be limited to $100,000, such aggregate limit is provided as part of, and not in addition to, the Aggregate Limit of Liability shown on the Declaration Page. A $2,500 retention will apply to each and every loss.

S. ELECTRONIC TRANSMISSIONS

This policy covers loss incurred by reason of a customer of the Company, an automated clearing house or a financial institution having transferred, paid or delivered any funds or Property, established any credit, debited any account or given any value on the faith of any electronic communications,

purporting to have been directed by the Company to its customer, an automated clearing house or a financial institution authorizing, or acknowledging, the transfer, payment, delivery or receipt of funds or Property, which communications were transmitted, or appear to have been transmitted through:

(1) an Electronic Communications System; or

(2) an automated clearing house; or

(3) by Tested telex, Tested TWX or similar means of Tested communications;

into a Computer System or a Communications Terminal of said customer, automated clearing house or financial institution, and fraudulently purported to have been sent by the Company, but which communications were either not sent by the Company, or were fraudulently modified during physical transit of Electronic Data Processing Media from the Company or during electronic transmission through data communication lines from the Company's Computer System or the Company's Communications Terminal, and for which loss the Company is held to be legally liable.

T. ELECTRONIC COMMUNICATIONS

This policy covers loss by reason of the Company having transferred, paid or delivered any funds or property, established any credit, debited any account or given any value on the faith of any electronic communications directed to the Company, which were transmitted or appear to have been transmitted through:

(1) an Electronic Communication System; or

(2) an automated clearing house;

directly into the Company's Computer Systems or to the Company's Communications Terminal, and fraudulently purport to have been sent by a customer, automated clearing house or financial institution, but which communications were either not sent by said customer, automated

clearing house or financial institution, or were fraudulently modified during physical transit of Electronic Data Processing Media to the Company or during electronic transmission through data communication lines to the Company's Computer System or to the Company's Communication Terminal.

2. DEFINITIONS

"Acceptance" means a draft which the drawee has, by signature written thereon, engaged to honor as presented.

" Account Code" means a confidential and protected string of characters which identifies or authenticates a person and permits that person to gain access to a Voice Computer System for the purpose of making toll calls or utilizing voice mail box messaging capabilities or other similar functional features of the System;

"Application" means each and every signed application, any attachments to such applications, other materials submitted therewith or incorporated therein and any other documents submitted in connection with the underwriting of this bond or the underwriting of any other mutual fund (or equivalent) liability bond issued by the Insurer, or any of its affiliates, of which this bond is a renewal, replacement or which it succeeds in time, including but not limited to any statement or warranties, financial information, or other information provided at any bond renewal meetings.

"Bond Period" means: the period of time from the inception date shown in Item 2 of the Declarations to the earlier of the expiration date shown in Item 2 of the Declarations or the effective date of cancellation of this bond.

"Certificate of Deposit" means an acknowledgment in writing by a financial institution of receipt of Money with an engagement to repay it.

"Certificate of Origin or Title" means a document issued by a manufacturer of personal property or a governmental agency evidencing the ownership of the personal property and by which ownership is transferred.

"Certificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) represented by an instrument issued in bearer or registered form;

(2) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Company" means: (i) any Fund and (ii) any Subsidiary thereof.

"Communications Terminal" means teletype, teleprinter, or video display terminal.

"Company's Computer System" means those Computer Systems owned, leased or operated by the Company.

"Computer Program" means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data.

"Computer System" means computer hardware, software, firmware, and components thereof, including electronic data stored thereon, which are linked together through a network of two or more computers, including such networks accessible through the Internet.

"Counterfeit" means an imitation of an actual valid original which is intended to deceive and to be taken as the original.

"Custodian" means the institution designated by an Investment Company to maintain possession and control of its assets.

"Customer Communication Systems" means those communications systems which provide customers of the Insured with direct access to the Company's Computer Systems.

"Defense Costs" means reasonable and necessary fees (including but not limited to legal fees and experts' fees), costs and expenses consented to by the Insurer (including premiums for any appeal bond, attachment bond or similar bond, but without any obligation to apply for or furnish any such bond) resulting from the

investigation, adjustment, defense and/or appeal of a claim against the Insureds, but excluding salaries of officers of the Company, including to any Insureds who are not defendants in such claim but who are compelled to provide testimony, whether written or oral, or any other non-party witness obligation.

"Electronic Communication System" means electronic communication operations by Fedwire, Clearing House Interbank Payment System (CHIPS), Society of Worldwide International Financial Telecommunication (SWIFT), Bank Wire and similar automated interbank communication system.

"Electronic Data" means facts or information converted to a form usable in a Computer System and which is stored on Electronic Data Processing Media for use by Computer Programs.

"Electronic Data Processing Media" means the punched cards, magnetic tapes, punched tapes, magnetic discs, optical storage discs, or other bulk media on which data are recorded.

"Electronic Funds Transfer System" means those systems which operate automated teller machines or point of sale terminals and include any shared networks or facilities for said system, in which the Insured participates.

"Employee" means:

(1) a natural person in the service of any Company covered hereunder whom the Insured compensates directly by salary or commissions and whom the Insured has the right to direct and control while performing services for the Insured;

(2) an attorney retained by the Insured and an employee of such attorney while either is performing legal services for the Insured;

(3) a person provided by an employment contractor to perform employee duties for the Insured under the Insured's supervision or a guest student pursuing studies or duties while performing services for a Company;

(4) an employee of an institution merged or consolidated with the Insured prior to the effective date of this bond;

(5) each natural person, partnership, corporation or other entity authorized by the Insured to perform services as data processors of checks or other accounting records related to such checks of the Insured, but only while such person, partnership, corporation or other entity is actually performing such services and not creating, preparing, modifying or maintaining the Insured's computer software or programs, herein called Processor. Each such Processor, and the partners, officers and employees of such Processor shall, collectively, be deemed to be one Employee for all the purposes of this bond; a Federal Reserve Bank or clearing house shall not be construed to be a Processor;

(6) a Partner of the Insured, unless not covered as stated in an endorsement to this bond;

(7) a natural person in the voluntary service of the Insured at any of the Insured's offices or premises covered hereunder whom the Insured has the right to direct and control while performing services for the Insured;

(8) a natural person hired as a consultant under written contract and subject to the direction and supervision of the management of the Insured while performing services for the Insured;

(9) any leased employees, outside consultants under written contract with the Insured.

(10) directors or trustees of the Company, the investment advisor, underwriter (distributor), transfer agent or shareholder accounting record keeper or administrator authorized by written agreement to keep financial and/or other required records but only while performing acts coming within the scope of the usual duties of an officer or employee;

(11) any officer or Partner or Employee of an investment advisor, an underwriter (distributor), a transfer agent or shareholder accounting record-keeper or an administrator authorized by written agreement to keep financial and/or other required records for a Company;

(12) any officers or employees of any predecessor of the Insured whose principal assets are acquired by the Company by consolidation or merger with, or purchase of assets or capital stock if such predecessor.

"Evidence of Debt" means an instrument, including a Negotiable Instrument, executed by a customer of the Insured and held by the Insured which in the regular course of business is treated as evidencing the customer's debt to the Insured.

"Executive" means:

(4) any past, present or future director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, supervisory board or advisory board or any other executive committee, member of a board of managers or management board while performing duties as an employee;

(2) in the event the Company operates in a Foreign Jurisdiction, any past, present and future person in a position that is equivalent to an executive position listed in Item (1) of this Definition;

(3) any past, present and future General Counsel, or Risk Manager (or equivalent position) of the Named Insured;

(4) any past, present and future members of the Fund Advisory Board (the "Advisory Board"), but only in their capacities as such.

"False Pretense" means the delivery and transfer of tangible property on the premises of the Insured, or on the premises in which the Property is lodged or deposited, to a person on said premises as the direct result of a fraudulent representation made by said person to the Insured at the time of delivery of and transfer of said Property.

"Financial Interest" in the Insured of the Insured's general partner(s), or limited partner(s), committing dishonest or fraudulent acts covered by this bond or concerned or implicated therein means:

(1) as respects general partners, the value of all right, title and interest of such general partner(s), determined as of the close of business of the date of discovery of loss covered by this bond, in the aggregate of:

(a) the "net worth" of the Insured, which for the purposes of this bond, shall be deemed to be the excess of its total assets over its total liabilities, without adjustment to give effect to loss covered by this bond, (except that credit balances and equities in proprietary accounts of the Insured, which shall include capital accounts of

partners, investment and trading accounts of the Insured, participations of the Insured in joint accounts, and accounts of partners which are covered by agreements providing for the inclusion of equities therein as partnership property, shall not be considered as liabilities) with securities, spot commodities, commodity future contracts in such proprietary accounts and all other assets marked to market or fair value and with adjustment for profits and losses at the market of contractual commitments for such proprietary accounts of the Insured; and

(a) the value of all other Money, securities and property belonging to such general partner(s), or in which such general partner(s) have a pecuniary interest, held by or in the custody of and legally available to the Insured asset-off against loss covered by this bond; provided, however, that if such "net worth" adjusted to give effect to loss covered by this bond and such value of all other Money, securities and property as set forth in (1)(b) preceding, plus the amount of coverage afforded by this bond on account of such loss, is not

sufficient to enable the Insured to meet its obligations, including its obligations to its partners other than to such general partner(s), then the Financial Interest in the Insured, as above defined, of such

general partner(s) shall be reduced in an amount necessary, or eliminated if need be, in order to enable the Insured upon payment of loss under this bond to meet such obligations, to the extent that such payment will enable the Insured to meet such obligations, without any benefit accruing to such general partner(s) from such payment; and as respects limited partners the value of such limited partner's investment in the Insured.

"FMR Corporate Concentric Custom Bond" means bond No. (492-60-12) issued by the Insurer to FMR Corp.

"FMR Subsidiary" means any entity:

(a) of which FMR, LLC owns on or before the inception date of this bond more than 50% of the issued and outstanding voting stock or membership or other rights, whether directly or through one or more of its FMR Subsidiaries;

(b) of which FMR, LLC first acquires more than 50% of the issued and outstanding voting stock or membership or other rights during the Bond Period, whether directly or through one or more of its FMR Subsidiaries;

(c) any entity listed as such in an endorsement to this bond

An entity becomes an FMR Subsidiary when FMR, LLC owns more than 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries. An entity ceases to be an FMR Subsidiary when FMR, LLC ceases to own 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its FMR Subsidiaries.

In all events, an FMR Subsidiary shall only be deemed an FMR Subsidiary during the time in which FMR, LLC owned more than 50% of the issued and outstanding voting stock or membership or other rights of such FMR Subsidiary either through one or more of its FMR Subsidiaries; or (ii) did not otherwise control such entity.

"Foreign Jurisdiction" means any jurisdiction, other than the United States or any of its territories or possessions.

"Forgery" means the signing of the name of another person or organization with intent to deceive; it does not mean a signature which consists in whole or in part of one's own name signed with or without authority, in any capacity, for any purpose.

"Fund" means any Fidelity Investments branded investment company(ies) and/or portfolio(s) of an investment company(ies), as defined by the Investment Company Act of 1940, advised, created, established, acquired, sponsored and/or operated by FMR LLC or any Subsidiary thereof as of or prior to the inception date of the Policy Period and (i) is not otherwise covered under the FMR Corporate Concentric Custom Policy and (ii) is listed on the Company's 17g-1 calculation report provided to the Insurer (which is updated by or on behalf of the Company quarterly). In the event that a Fund is not listed on the Company's 17g-1 calculation report due to an error or unintentional omission this policy will provide coverage to the extent it would have provided coverage had such error or unintentional omission not occurred.

Fund shall also include any Fidelity Investments branded investment company, and/or any portfolio of an investment company, as defined by the Investment Company Act of 1940, which is first advised, created, established, acquired, sponsored and/or operated by FMR LLC or any Subsidiary thereof after the inception of the Policy Period, or such entity(ies) which is/are

not otherwise covered under the FMR Corporate Concentric Custom Policy, beginning as of the date of the first meeting or written consent of the management board (or equivalent governing body) of such entity. In all events, coverage as is afforded under this policy with respect to a Claim made against a new Fund or Insured thereof, shall only apply for Wrongful Acts committed or allegedly committed after the date of the first meeting or written consent of the management board (or equivalent governing body) of such Fund, and prior to the time, if any, that such person or entity ceased to be a Fund or an Insured thereof. Notwithstanding the foregoing, in all events coverage shall apply to any alleged Wrongful Acts regarding the formation of any Fund or any alleged representations or disclosures in any offering materials or prospectuses related to such Fund.

If an entity ceases to be a Fund prior to or during the Policy Period, the coverage provided under this policy with respect to such Fund and its Individual Insureds shall continue to apply with respect to any Claim for a Wrongful Act committed, attempted or allegedly committed or attempted after the time that such entity became a Fund, (or, if such Fund was originally created by the Named Company, then also with respect to such Wrongful Acts committed, attempted or allegedly committed or attempted before or after the time that such entity became a Fund) and prior to the time such entity ceased to be a Fund. Nothing contained herein shall operate to extend the length of the Policy Period.

Notwithstanding any of the above, in no event shall "Fund(s)" mean any fund currently sponsored or hereafter created or acquired by Fidelity Rutland Square Trust, Fidelity Rutland Square Trust II, Fidelity Commonwealth Trust II, North Carolina Capital Management Trust, Fidelity Select Portfolios, Variable Insurance Products Fund IV, Fidelity Advisor Series VII, Fidelity Covington Trust, or any successor company thereof.

"Guarantee" means a written undertaking obligating the signer to pay the debt of another to the Insured or its assignee or to a financial institution from which the Insured has purchased participation in the debt, if the debt is not paid in accordance with its terms.

" Inadvertent Misdirection" means the accidental or unintentional transfer of Covered Funds (and which does not arise out of or is related to a dishonest, fraudulent, criminal or malicious act) to a third party recipient account other than the account intended to receive it.

"Individual Insured" means any: (i) Executive of the Company, (ii) outside entity executive and (iii) Employee of any Company.

"Initial Transaction Statement" means the first written statement signed by or on behalf of the issuer of an Uncertificated Security sent by the issuer to the Insured as registered owner or registered pledgee containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units transferred to the registered owner, pledged by the registered owner to the registered pledgee, or released from pledge by the registered pledgee;

(3) the name, address and taxpayer identification number, if any, of the registered owner and registered pledgee or the pledgee whose interest was released; and

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are no such liens, restrictions or adverse claims; and

(5) the date the transfer, pledge or release was registered.

"Instruction" means a written order to the issuer of an Uncertificated Security requesting that the transfer, pledge, or release from pledge of the Uncertificated Security specified to be registered.

"Insured" means any: (i) Company, and (ii) Individual Insured.

"Internet" means the worldwide public network of computers as it currently exists or may be manifested in the future, including the Internet, an intranet, an extranet or a virtual private network.

"Interrelated Wrongful Act" means wrongful acts which are the same, related or continuous, or wrongful acts which arise from the same, related or common nexus of facts regardless of whether such claims involve the same or different claimants, Insureds or legal causes of action.

"Items of Deposit" means any one or more checks and drafts.

"Larceny and Embezzlement" means those acts as set forth in Section 37 of the Investment Company Act of 1940.

"Letter of Credit" means an engagement in writing by a bank or other person made at the request of a customer that the bank or other person will honor drafts or other demands for payment upon compliance with the conditions specified in the Letter of Credit.

"Loan" means all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the Insured and all transactions by which the Insured assumes an existing creditor relationship.

"Money" means a medium of exchange in current use authorized or adopted by a domestic or foreign government as a part of its currency.
"Named Insured" means the entity stated in Item 1 of the Declarations.

"Negotiable Instrument" means any writing

(1) signed by the maker or drawer; and

(2) containing any unconditional promise or order to pay a sum certain in Money and no other promise, order, obligation or power given by the maker or drawer; and

(3) is payable on demand or at a definite time; and

(4) is payable to order or bearer.

"Partner" means a natural person who

(1) is a general partner of the Insured, or

(2) is a limited partner or an Employee of a Company.

"Organization" means FMR LLC and its FMR Subsidiary(ies)

"Property" means Money, Certificated Securities, Initial Transaction Statements, any Statement of Uncertificated Securities of any Federal Reserve Bank of the United States, Negotiable Instruments, Certificates of Deposit, documents of title, Acceptances, Evidences of Debt, Security Agreements, Withdrawal Orders, Certificates of Origin or Title, Letters of Credit, insurance policies, abstracts of title,

deeds and mortgages on real estate, revenue and other stamps, tokens, unsold lottery tickets, books of account, Electronic Data and Electronic Data Processing Media, and other records whether recorded in writing or electronically, gems,

jewelry, precious metals of all kinds and in any form, and tangible items of personal property which are not hereinbefore enumerated.

"Security Agreement" means an agreement which creates an interest in personal property or fixtures and which secures payment or performance of an obligation.

"Service Bureau" means a natural person, partnership, corporation or other entity authorized by written agreement to perform data processing services using Computer Systems.

"Service Bureau's Computer System" means those Computer Systems owned, leased or operated by the Service Bureau.

"Single Loss Limit" means all covered loss resulting from (a) any one act or series of related acts of burglary, robbery or attempt thereat, in which no Employee is implicated, or (b) any one act or series of related unintentional or negligent acts or omission on the part of any person (whether an Employee or not) resulting in damage to or destruction or misplacement of Property, or (c) all acts or omissions other than those specified in (a) and (b) preceding, caused by any person (whether an Employee or not) or in which such person is implicated, or (d) any one casualty or event not specified in (a), (b) or (c) preceding.

"Statement of Uncertificated Security" means a written statement of the issuer of an Uncertificated Security containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units:
   (a) transferred to the registered owner;
   (b) pledged by the registered owner to the registered pledgee;
   (c) released from pledge by the registered pledgee;
   (d) registered in the name of the registered owner on the date of the statement; or
   (e) subject to pledge on the date of the statement;

(3) the name and address of the registered owner and registered pledgee;

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are none of those liens, restrictions or adverse claims; and

(5) the date:

(a) the transfer of the shares or units to the new registered owner of the shares or units was registered;
(b) the pledge of the registered pledgee was registered; or
(c) of the statement, if it is a periodic or annual statement.

"Subsidiary" means any entity:

(a) of which the Named Insured or Organization owns on or before the inception date of this bond more than 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries;

(b) which the Named Insured or Organization first (i) creates during the Bond Period either through one or more of its Subsidiaries regardless of asset size or (ii) acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership rights either through one or more of its Subsidiaries and whose assets total less than $2,000,000,000 as of the acquisition date;

(c) of which the Named Insured or Organization first acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries (other than an entity described in paragraph (b) above), but only upon the condition that within 90 days of its becoming a Subsidiary, the Named Insured shall have provided the Insurer with full particulars of the new Subsidiary and agreed to any additional premium or amendment of the provisions of this bond required by the Insurer relating to such new Subsidiary;

(d) any entity listed as such in an endorsement to this bond

An entity becomes a Subsidiary when the Named Insured owns more than 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries. An entity ceases to be a Subsidiary when the Named Insured ceases to own 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries. With respect to any entity that becomes a Subsidiary pursuant to Clause (c) above, if the Insurer has not notified the Named Insured of any required additional premium and/or amendment of bond before the later to occur of: (i) the entity becomes a Subsidiary, or (ii) 30 business days have passed since the notice and full particulars of such Subsidiary were provided to the Insurer as required above, then such entity shall be deemed a "Subsidiary" from the date it became a Subsidiary. The Insurer may nevertheless require additional premium and/or amendment of the provisions of this bond at any time within the first 90 days after such entity becomes a Subsidiary. In the event that the Named Insured fails to agree to any additional premium and/or amendment of the provisions of this bond so required by the Insurer within 30 days of being notified of such requirement, such entity shall cease to be a Subsidiary.

With regard to any Subsidiary referenced in (c) above, the Insurer may request underwriting information, and, if requested, the Insureds shall timely provide such information. In all events, the Named Insured shall provide the Insurer with full particulars of any newly acquired Subsidiary within 90 days or the end of the Bond Period, whichever is earlier. Further, coverage as shall be afforded to the new Subsidiary referenced in (c) above is conditioned upon the Named Insured paying when due any additional premium required by the Insurer in accordance with the foregoing definition.

In all events, coverage as is afforded under this bond with respect to a Subsidiary shall not apply for any alleged act occurring at any time when the Named Insured did not own: (i) more than 50% of the issued and outstanding voting stock or membership or other rights of such Subsidiary either through one or more of its Subsidiaries; or (ii) did not otherwise control such entity.

Nothing contained herein shall operate to extend the length of the Bond Period.

" System Administration" means the performance of security functions including but not limited to defining authorized persons to access a Voice Computer System and adding, changing and deleting Account Codes or passwords in connection therewith; and invoking or revoking a System option which directs telephone call routing or which adds, moves or drops telephone lines or which

performs any other similar activity allowed by a hardware or software-based System option that has been incorporated by a manufacturer or vendor into a System or any component thereof provided said System option is not intended for the sole use of such manufacturer or vendor.

" System Password " means a confidential and protected string of characters which identifies or authenticates a person and permits that person to gain access to a Voice Computer System or any portion thereof for the purpose of performing System Administration or System Maintenance activities.

"Telefacsimile Device" means a machine capable of sending or receiving a duplicate image of a document by means of electronic impulses transmitted through a telephone line and which reproduces the duplicate image on paper.

"Tested" means a method of authenticating the contents of a communication by placing a valid test key on it, or by verifying other information, items or characteristics provided by the Customer to the Insured as part of the communication, including but not limited to, passwords, personal identification numbers, secret questions, tokens and biometrics.

"Trade Secret" means information that has been reduced to an electronic form, including a formula, compilation, pattern, program, device method, process or technique which:

(a) derives independent economic value, actual or potential, from not being generally known and not readily ascertainable through proper means by other persons who can obtain economic advantage from its disclosure or use;
(b) is the subject of your reasonable efforts to maintain its secrecy; and
(c) is used, capable of being used, or intended to be used in commerce.

A "Trade Secret" does not include information that is the subject of a patent, copyright, trademark or service mark, or an application therefore

"Trading" means trading or other dealings in securities, commodities, futures, options, foreign or Federal Funds, currencies, foreign exchange and the like.

"Transportation Company" means any organization which provides its own or leased vehicles for transportation or which provides freight forwarding or air express services.

"Uncertificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) not represented by an instrument and the transfer of which is registered upon books maintained for that purpose by or on behalf of the issuer;

(2) of a type commonly dealt in on securities exchanges or markets; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Withdrawal Order" means a non-negotiable instrument, other than an Instruction, signed by a customer of the Insured authorizing the Insured to debit the customer's account in the amount of Funds stated therein.

3. EXCLUSIONS

EXCLUSION SECTION I: EXCLUSIONS THAT APPLY TO ALL INSURING AGREEMENTS

This bond does not apply:

a. to any claim alleging, arising out of, based upon or attributable to the facts alleged, or to the same or related wrongful acts alleged or contained in any claim which has been reported, or in any circumstances of which notice has been given, under any bond of which this bond is a renewal or replacement;

b. to any claim arising out of, based upon or attributable to any bankruptcy, insolvency, conservatorship, receivership or liquidation of, or suspension of payment or refusal to pay, by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to any claim in connection with any investment by an Insured on the behalf of customer(s) or client(s) in the securities of any entity experiencing any of the foregoing activities;

c. to any claim, arising out of, based upon or attributable to, a failure to produce securities by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to Defense Costs;

d. for any amount for which the Insured is not financially liable or which any claimant is without legal recourse against the Insured, or matters which may be deemed uninsurable under the law pursuant to which this bond shall be construed, it being understood and agreed that with respect to the enforceability of the insurability of any loss, this policy shall be governed by such applicable law that most favors insurability of such loss;

e. to any claim arising out of, or attributable to any finally adjudicated violation of the Racketeer Influenced and Corrupt Organizations Act (18 USC Sections 1961 et seq., and amendments thereto) or any rules or regulation promulgated thereunder;

f. to any claim alleging, based upon or arising out of infringement of patent or misappropriation of Trade Secrets; or

g. loss of Property or Electronic Data Processing Media or Electronic Data while

  (a) in the mail, or
  (b) in the custody of any Transportation Company, unless covered under Insuring Agreement (C), except when covered under Insuring Agreement (A);

h. potential income, including but not limited to interest and dividends, not realized by the Company;

i. loss through the surrender of Property away from an office of the Company as a result of a threat:

  (a) to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Company of any such threat, or
  (b) to do damage to the premises or Property of the Insured, except when covered under Insuring Agreement (A);

j. loss due to riot or civil commotion outside the United States of America and Canada and any country in which the Company maintains an office; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Agreement (B) In Transit, and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit;

k. indirect or consequential loss of any nature including damages to third parties of any type for which the insured is legally liable, except compensatory damages, but not multiples thereof;

l. loss resulting from Forgery or alteration except when covered under Insuring Agreements (A), (D), (E), or (F)

m. all fees, costs and expenses incurred by the Company:

  (1) in establishing the existence of or amount of loss covered under this bond, or
  (2) as a party to any legal proceeding whether or not such legal proceeding exposes the Company to loss covered by this bond,

except for Audit Expense, Claims Expense, or Section 5 (Defense, Investigation and Settlement)

EXCLUSION SECTION II: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements A THROUGH H

This bond does not apply to:

a. loss resulting from any act or acts of any person who is a member of the board of directors of the Company or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official of the Company in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body;

b. loss resulting from the complete or partial nonpayment of, or default upon, any Loan or transaction involving the Insured as a lender or borrower, or extension of credit, including the purchase, discounting or other acquisition of false or genuine accounts, invoices, notes, agreements or Evidences of Debt, whether such Loan, transaction or extension was procured in good faith or through trick, artifice, fraud or false pretenses; except when covered under Insuring Agreements (A), (D) or (E);

c. loss resulting from any violation by the Company or by any Employee

  (a) of law regulating (i) the issuance, purchase or sale of securities, (ii) securities transactions upon security exchanges or over the counter market, (iii) investment companies, or (iv) investment advisers, or

(b) of any rule or regulation made pursuant to any such law, unless with respect to (a) and (b) that the act or acts which caused the said loss involved fraudulent or dishonest conduct which would have caused a loss to the Company in a similar amount in the absence of such laws, rules or regulations;

d. loss resulting from the failure of a financial or depository institution, or its receiver or liquidator, to pay or deliver, on demand of the Company, Funds or Property of the Company held by it in any capacity, except when covered under Insuring Agreements (A) or (B);

e. loss caused by an Employee, except when covered under Insuring Agreement (A) or when covered under Insuring Agreement (B) or (C) and resulting directly from misplacement, mysterious unexplainable disappearance or destruction of or damage to Property;

f. loss resulting from transactions in a customer's or the Company's account, whether authorized or unauthorized, except the unlawful withdrawal and conversion of Money, securities or precious metals, directly from a customer's or the Insured's account by an Employee provided such unlawful withdrawal and conversion is covered under Insuring Agreement (A);

g. damages resulting from any civil, criminal or other legal proceeding in which the Company is finally adjudicated in an action or proceeding to have engaged in racketeering activity except when the Company establishes that the act or acts giving rise to such damages were committed by an Employee under circumstances which result directly in a loss to the Company covered by Insuring Agreement (A). For the purposes of this exclusion, "racketeering activity" is defined in 18 United States; Code 1961 et seq., as amended;

h. loss resulting from the use or purported use of credit, debit, charge, access, convenience, identification, cash management or other cards:

(1) in obtaining credit or funds,

(2) in gaining access to automated mechanical devices which, on behalf of the Insured, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, or

(3) in gaining access to point of sale terminals, customer-bank communication terminals, or similar electronic terminals of Electronic Funds Transfer Systems, whether such cards were issued, or purport to have been issued, by the Company or by anyone other than the Company, except when covered under Insuring Agreement (A);

i. loss involving automated mechanical devices which, on behalf of the Company, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, except when covered under Insuring Agreement (A);

j. loss resulting from payments made or withdrawals from a depositor's or customer's account involving erroneous credits to such account, unless such payments or withdrawals are physically received by such depositor or customer or representative of such depositor or customer who is within the office of the Company at the time of such payment or withdrawal, or except when covered under Insuring Agreement (A);

k. loss involving Items of Deposit which are not finally paid for any reason, including but not limited to Forgery or any other fraud, except when covered under Insuring Agreement (A);

l. loss resulting from counterfeiting, except when covered under Insuring Agreements (A), (E) or (F);

m. loss of any tangible item of personal property which is not specifically enumerated in the paragraph defining Property if such property is specifically insured by other insurance of any kind and in any amount obtained by the Company, and in any event, loss of such property occurring more than 60 days after the Company takes possession of such property, except when covered under Insuring Agreements (A) or (B);

n. Loss, under Insuring Agreement (A) resulting from any dishonest or fraudulent act or acts committed by any non-Employee who is a securities, commodities, money, mortgage, real estate, loan, insurance, property management, investment banking broker, agent or other representative of the same general character;

o. loss caused by a Partner of the Company unless the amount of such loss exceeds the Financial Interest in the Company of such Partner and the retention applicable to this bond, and then for the excess only;

p. loss resulting from any actual or alleged representation, advice, warranty or Guarantee as to the performance of any investments unless the act or acts which caused such loss involved fraudulent or dishonest conduct which would have covered a loss to the Company in a similar amount in the absence of such laws, rules or regulations;

q. loss due to liability imposed upon the Company as a result of the unlawful disclosure of non-public material information by the Company or any Employee, or as a result of any Employee acting upon such information, whether authorized or unauthorized.

EXCLUSION SECTION III: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements--I THROUGH K

This bond does not apply to:

a. loss resulting from the fraudulent preparation or fraudulent modification of Computer Programs unless covered under Insuring Agreement I;

b. loss caused by an identifiable employee of the Company or by a person or persons in collusion with an Employee of the Company. Prior knowledge by any that a fraudulent act by a person, or persons, not in the employ of the Company, has been, or will be, perpetrated shall, for the intent and purpose of this bond, be deemed to be collusion should said Employee willfully or deliberately withhold this knowledge from the Company. The withholding of knowledge from the Company by an Employee because of a threat to do bodily harm to any person, or to do damage to the premises or Property of the Company, shall not be deemed to be or to constitute collusion;

c. loss resulting from the assumption of liability by the Company by contract unless the liability arises from a loss covered by Insuring Agreements (I) , (J) or (K) and would be imposed on the Company regardless of the existence of the contract;

d. loss resulting from:
   (a) written Instructions or advices, or
   (b) telegraphic or cable instructions or advices;

e. loss resulting from Negotiable Instruments, securities, documents or other written instruments which bear a forged signature, or are counterfeited, altered or otherwise fraudulent and which are used as source documentation in the preparation of Electronic Data or manually keyed into a data terminal;

f. loss resulting from the accessing of any confidential information including, but not limited to, Trade Secret information, Computer Programs or customer information unless such information is used to commit a fraud that otherwise would be independently covered under this bond.;

g. loss resulting from (1) mechanical failure, faulty construction, error in design, latent defect, fire, wear or tear, gradual deterioration, electrical disturbance or electrical surge, which affects a Computer System, or (2) failure or breakdown of Electronic Data Processing Media, or (3) error or omission in programming or processing;

h. loss resulting from the fraudulent preparation or fraudulent modification of electronic computer instructions;

i. loss resulting from the input of Electronic Data at an authorized electronic terminal of an Electronic Funds Transfer System or a Customer Communication System by a customer, or other person, who had authorized access to the customer's authentication mechanism;

j. loss resulting from fraudulent features contained in electronic computer instructions developed for sale to, or sold to, multiple customers at the time of their acquisition from a vendor or consultant;

k. loss resulting from the assumption of liability by the Company by contract unless the liability arises from a loss covered by the Insuring Agreements (K), (I) or (J) and would be imposed on the Company regardless of the existence of the contract.

4. OWNERSHIP

This bond shall apply to loss of Property (1) owned by the Insured, (2) held by the Insured in any capacity, or (3) for which the Insured is legally liable. This bond shall be for the sole use of the benefit of the Insured named in the Declarations.

5. DEFENSE, INVESTIGATION AND SETTLEMENT (INCLUDED IN THE LIMIT OF LIABILITY)

A. DEFENSE

Except as hereinafter stated, the Insurer shall advance Defense Costs, excess of any applicable retention amount pursuant to Clause 8 hereof, and applicable law no later than ninety (90) days (in the case of an Individual Insured sixty (60) days) after the receipt by the Insurer of written notice of such costs. The Insureds shall defend any claim made against them. The Insured shall give the Insurer such information and cooperation as it may

reasonably require. The Insurer shall be entitled to effectively associate in the defense and settlement of any claim that appears reasonably likely to involve the Insurer, including, but not limited to, the right to effectively associate in the negotiation of a settlement.

B. INVESTIGATION AND SETTLEMENT

The Insurer shall have the right to make any investigation it deems necessary with respect to any claim or notice of circumstances under this bond at its own expense.

The Insured shall not admit liability for or settle any claim or incur any Defense Costs without the Insurer's prior written consent, which consent shall not be unreasonably withheld; however, if the Insured is able to dispose of all claims which are subject to one retention amount for an amount not exceeding the retention amount (inclusive of Defense Costs), then the Insurer's consent shall not be required for such claims.

The Insurer shall not be obligated to pay any claim or judgment of Defense Costs after the limit of liability set forth in Item 4 of the Declarations has been exhausted by payment by the Insurer of judgments, settlements, Defense Costs or any other covered loss.

6. TERRITORY

This bond shall apply to any claim made against any Insured anywhere in the world. All premiums, limits, retentions, loss and other amounts under this bond are expressed and payable in the currency of the United States of America. If judgment is rendered, settlement is denominated or other elements of loss are stated or incurred in a currency other than United States of America dollars, payment of covered loss due under this bond (subject to the terms, conditions and limitations of this bond) will be made either in such other currency (at the option of the Insurer and if agreeable to the Named Insured) or, in United States of America dollars, at the rate of exchange published in The Wall Street Journal on the date the Insurer's obligation to pay such loss is established (or if not published on such date the next publication date of The Wall Street Journal).

Payment of loss under this bond shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanction laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

In regard to claims brought and maintained solely in a Foreign Jurisdiction against the Company operating in such Foreign Jurisdiction or an Individual Insured thereof for acts committed in such Foreign Jurisdiction, the Insurer shall apply to such claim(s) those terms and conditions (and related provisions) of the Foreign Bond registered with the appropriate regulatory body in such Foreign Jurisdiction or regularly offered for sale in that Foreign Jurisdiction that are more favorable to such Insured than the terms and conditions of this bond.

For purposes of this extension, "Foreign Bond" means the Insurer's or any other affiliate company of American International Group, Inc. executive managerial liability bond (including all mandatory endorsements, if any) approved by American International Group, Inc. or such affiliate company to be sold within a Foreign Jurisdiction that provides coverage substantially similar to the coverage afforded under this bond. If more than one such bond exists, then "Foreign Bond" means such standard bond most recently registered in the local language of the Foreign Jurisdiction, or if no such bond has been registered, then the bond most recently regularly offered for sale in that Foreign Jurisdiction. The term "Foreign Bond" shall not include any partnership managerial or pension trust bond.

7. LIMIT OF LIABILITY (INCLUDING DEFENSE COSTS)

The limit of liability stated in the Declarations is the aggregate limit of the Insurer's liability for all loss arising out of claims first discovered and reported to the Insurer during the Bond Period or during the Extended Reporting Period, regardless of the number of Insureds, claims or claimants. The aggregate limit of liability for the Extended Reporting Period shall be part of, and not in addition to, the aggregate limit of liability for the Bond Period. The Insurer shall be absolutely entitled to pay settlements, judgments, awards and Defense Costs as they become due and payable by the Insured without consideration of other future payment obligations. Defense Costs are subject to, part of, and not payable by the Insurer in addition to, the limit of liability.

8. RETENTION

The Insurer shall only be liable for the amount of loss arising from any claim, which is in excess of the retention amount stated in Item 5 of the Declarations, such retention amount shall be borne by the Insured and remain uninsured. A single retention amount shall apply to all amounts payable hereunder arising from all claims alleging the same act or interelated wrongful acts.

It is further understood and agreed that in the event a Company refuses or is unable to pay an applicable retention as required under Coverage II due to financial insolvency, then the Insurer shall commence advancing Defense Costs within the retention and pursuant to the other terms, conditions and exclusions of this bond, provided that the Insurer shall be entitled to recover the amount of Defense Costs advanced within the retention from the Company pursuant to Clause 13. SUBROGATION.

9. NOTICE/CLAIM REPORTING PROVISIONS

Notice hereunder shall be given (i) in writing to AIG, Financial Lines Claims, P.O. Box 25947, Shawnee Mission, KS 66225, or (ii) by email communication to the following address: c-claim@aig.com. If mailed or emailed, the date of mailing of such notice shall constitute the date that such notice was given and proof of mailing or e-mailing shall be sufficient proof of notice. Notice given by or on behalf of the Insured to any authorized representative of the Insurer shall be deemed notice to the Insurer.

(i) (a) The Insured shall, as a condition precedent to the obligations of the Insurer under this bond, give written notice of a claim or claim made against an Insured as soon as practicable after a Vice President in the Fidelity Insurance & Risk Management Department first becomes aware of the claim, but in all events no later than either: the end of the Bond Period (if applicable), or

(b) within 60 days after the end of the Bond Period or the Extended Reporting Period (if applicable), as long as such claim was first made against an Insured within the final 60 days of the Bond Period or the Extended Reporting Period (if applicable).

It being understood and agreed that the limitations provided in sub-sections (a) and (b) above shall not apply unless the Insurer has been prejudiced by non-compliance with such provisions.

(ii) If during the Bond Period or during the Extended Reporting Period (if applicable), written notice of a claim has been given to the Insurer pursuant to Clause 9(a) above, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to the facts alleged in the claim of which such notice has been given, or alleging any act which is the same as or related to any act alleged in the claim of which such notice has been given, shall be considered related to the first claim and made at the time such notice was given.

(iii) If during the Bond Period or during the Extended Reporting Period (if applicable), the Insured shall become aware of any circumstances which may reasonably be expected to give rise to a claim being made against the Insured and shall give written notice to the Insurer of the circumstances and the reasons for anticipating such a claim, with full particulars as to dates and persons involved, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to such noticed circumstances or alleging any act which is the same as or related to any act alleged or contained in such noticed circumstances, shall be considered made at the time such notice of such circumstances was given.

(iv) Upon the detection by any Company that an Employee has committed any dishonest or fraudulent act(s) of theft, the Company shall immediately remove such Employee from a position that may enable such Employee to cause the Company to suffer a loss by any subsequent dishonest or fraudulent act(s) of theft. The Company, within forty-eight (48) hours of such detection, shall notify the Insurer with full and complete particulars of the detected dishonest or fraudulent act(s) of theft.

10. COOPERATION

The Insured shall cooperate with the Insurer and, upon the Insurer's request, assist in making settlements, in the conduct of suits or proceedings, and in enforcing any right of contribution or indemnity against any person or organization who may be liable to the Insured. The Insured shall attend hearings, trials and depositions and shall assist in securing and giving evidence and obtaining the attendance of witnesses.

11. EXTENDED REPORTING PERIOD

If the Insurer or the Named Insured shall cancel or decline to renew this bond, the Insured shall have the right, upon payment of an additional premium in an amount not to exceed 150% of the full annual premium, to a period of one year following the effective date of such cancellation or non-renewal (herein referred to as the Extended Reporting Period) in which to give written notice to the Insurer of claims first made against the Insured during such Extended Reporting Period for any act occurring prior to the end of the Bond Period and otherwise covered by this bond. The rights contained in this clause shall terminate, however, unless written notice of such election together with the additional premium due is received by the Insurer within thirty (30) days of the effective date of cancellation or non-renewal. The additional premium for the Extended Reporting Period shall be fully earned at the inception of the Extended Reporting Period. The Extended Reporting Period is not cancelable. This clause and the rights contained herein shall not apply to any cancellation resulting from non-payment of premium.

The offer by the Insurer of renewal terms, conditions, limit of liability and/or premiums different from those of the expiring bond shall not constitute a declination to renew by the Insurer.

12. CANCELLATION CLAUSE

This bond may not be canceled by the Insured or the Insurer, except as indicated below.

This bond may be canceled by or on behalf of the Insurer in the event of non-payment of premium by the Insured. In the event of non-payment of premium by the Insured, the Insurer may cancel this bond by delivering to the Insured or by mailing to the Insured, by registered, certified, or other first class mail, at the Insured's address as shown in Item 1(a) of the Declarations, written notice stating when, not less than 15 days thereafter, the cancellation shall be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice. The Bond Period terminates at the date and hour specified in such notice, or at the date and time of surrender.

Notwithstanding the above, any layer of insurance for which any insurer on this bond or any excess layer above it participates may be cancelled by the Insured in the event that the A.M. Best rating of that insurer is determined to be below an A rating. In no way does the cancellation of any layer of insurance affect the other layers of insurance, and, specifically, no insurer will be required to attach at a lower level or participate to a greater extent on a quota share than it otherwise would had no cancellation taken place. In the event of cancellation by either the Insurer or the Insured as indicated above, the Insurer shall be entitled to the annual premium on a pro-rate basis and, if applicable, shall return such unused premium to the Insured within 10 days of cancellation.

If the period of limitation relating to the giving of notice as set forth in this Clause is also set forth in any law controlling the construction thereof, then such period shall be deemed to be amended so as to be equal to the minimum period of limitation set forth in the controlling law.

13. SUBROGATION

In the event of any payment under this bond, the Insurer shall be subrogated to the extent of such payment to all the Insured's rights of recovery therefor, and the Insured shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights. The Insured shall do nothing to

prejudice such rights. Any amount recovered in excess of the Insurer's total payment shall be restored to the Insured, less the cost to the Insurer of recovery. In no event, however, shall the Insurer exercise its rights of subrogation against an Insured under this bond unless such Insured has been convicted of a deliberate criminal act, or been determined, through a final non-appealable adjudication in an action or proceeding other than an action or proceeding initiated by the Insurer to determine coverage under the bond establishes the Insured, to have in fact committed a deliberate fraudulent act or obtained any profit or advantage to which such Insured was not legally entitled.

In the event that the Insurer shall for any reason pay indemnifiable loss on behalf of an Individual Insured, the Insurer shall have the contractual right hereunder to recover from the Company the amount of such loss equal to the amount of the retention not satisfied by the Company and shall be subrogated to the rights of the Individual Insureds hereunder.

14. OTHER INSURANCE

Such insurance as is provided by this bond shall apply only as excess over any other valid and collectible insurance, unless such other insurance is written only as specific excess insurance over the limit of liability provided by this bond.

However, in the event of a claim under this bond for any alleged act(s) (including Interrelated Wrongful Acts) and such claim is also a valid and collectible covered claim (as "claim" is defined under the FMR Corporate Concentric Custom Bond) under the FMR Corporate Concentric Custom Bond, this bond, subject to this bond's terms and conditions, shall also cover such claim, but only to the extent that such claim is not valid and collectible under the FMR Corporate Concentric Custom Bond.

15. NOTICE AND AUTHORITY

It is agreed that any Vice President within the Fidelity Insurance Risk Management Department shall act on behalf of all Insureds with respect to the giving and receiving of notice of claim and cancellation, the payment of premiums and the receiving of any return premiums that may become due under this bond, the receipt and acceptance of any endorsements issued to form a part of this bond and the exercising or declining to exercise any right to an Extended Reporting Period.

16. ASSIGNMENT

Assignment of interest under this bond shall not bind the Insurer until its consent is endorsed hereon; however, subject otherwise to the terms hereof, this bond shall cover the estate, heirs or legal representative of the Insured in the event of the Insured's death, bankruptcy, insolvency or being adjudged incompetent.

17. ACTION AGAINST INSURER

Except as provided in Clause 19 of this bond, no action shall lie against the Insurer unless, as a condition precedent thereto, there shall have been full compliance with all of the terms of this bond, nor until the amount of the Insured's obligation to pay shall have been finally determined either by judgment against the Insured after actual trial or by written agreement of the Insured, the claimant and the Insurer.

Any person or organization or the legal representative thereof who has secured such judgment or written agreement shall thereafter be entitled to recover under this bond to the extent of the insurance afforded by this bond. No person or organization shall have any right under this bond to join the Insurer as a party to any action against the Insured to determine the Insured's liability, nor shall the Insurer be impleaded by an Insured or his, her or its legal representative. Bankruptcy or insolvency of an Insured or of his, her or its estate shall not relieve the Insurer of any of its obligations hereunder.

18. DISPUTE RESOLUTION PROCESS

It is hereby understood and agreed that all disputes or differences which may arise under or in connection with this bond, whether arising before or after termination of this bond, including any determination of the amount of loss, shall be submitted to the alternative dispute resolution ("ADR") process set forth in this clause.

Either the Insurer or an Insured may elect the type of ADR process discussed below; provided, however, that such Insured shall have the right to reject the Insurer's choice of the type of ADR process at any time prior to its commencement, in which case such Insured's choice of ADR process shall control.

The Insurer and each and every Insured agrees that there shall be two choices of ADR process: (1) non-binding mediation administered by the American Arbitration Association, in which the Insurer and any such Insured shall try in good faith to settle the dispute by mediation under or in accordance with its then-prevailing

Commercial Mediation Rules; or (2) arbitration submitted to the American Arbitration Association in accordance with its then-prevailing Commercial Arbitration Rules, in which the arbitration panel shall consist of three disinterested individuals. In either mediation or arbitration, the mediator or arbitrators shall have knowledge of the legal, corporate management, or insurance issues relevant to the matters in dispute. The mediator or arbitrators shall also give due consideration to the general principles of the law of the state where the Named Insured is incorporated in the construction or interpretation of the provisions of this bond. In the event of arbitration, the decision of the arbitrators shall be final and binding and provided to both parties, and the arbitrators' award shall not include attorneys fees or other costs. In the event of mediation, either party shall have the right to commence a judicial proceeding; provided, however, that no such judicial proceeding shall be commenced until the mediation shall have been terminated and at least 30 days shall have elapsed from the date of the termination of the mediation. In all events, each party shall share equally the expenses of the ADR process.

The laws of the State of New York shall apply, except with regards, to (a) the procurements, issuance or delivery of this bond, including any provisions of the bond relating to its cancellation or nonrenewal (if any), or any other New York State regulations or requirements regarding policies issued pursuant to New York State Insurance Law; and (b) the determination of the availability of punitive damages, unless New York law otherwise applies.

Either choice of ADR process may be commenced in New York, New York; or in the state indicated in Item 1(a) of the Declarations as the mailing address for the Named Insured. The Named Insured shall act on behalf of each and every Insured in deciding to proceed with an ADR process under this clause.

19. ORDER OF PAYMENTS

In the event of loss arising from a claim for which payment is due under this bond, the Insurer shall in all events:

a. first, pay loss for which coverage is provided under Coverage Section II.A and then Coverage Section II.C of this bond; then

b. pay such other loss for which coverage is provided under this bond.

The bankruptcy or financial insolvency of any Company shall not relieve the Insurer of any of its obligations to prioritize payment of covered loss under this bond pursuant to this Clause 19.

20. REPRESENTATION OF INSURED

The Insured represents that the information furnished in the application for this bond is complete, true and correct in all material respects. The individual signing the application hereby makes such representation on behalf of himself/herself and the Company under the attached bond (as that term is defined in the attached bond) after inquiry of all the directors and officers of the Insured and its Subsidiaries, to the extent coverage is granted to any of its subsidiaries under the attached bond.

Such application constitutes part of this bond. Any intentional misrepresentation, omission, concealment or incorrect statement of a material fact, in the application or otherwise, shall be grounds for the rescission of this bond.

21. MOST FAVORABLE JURISDICTION

It is hereby understood and agreed that, solely with respect to the enforceability of any coverage for punitive, exemplary, and multiplied damages, this bond shall be governed by such applicable law that most favors coverage for such penalties and punitive, exemplary, and multiplied damages.

22. HEADINGS

The descriptions in the headings of this bond are solely for convenience, and form no part of the terms and conditions of coverage.

23. SALVAGE AND RECOVERY

Solely as respects Coverage Section III , Financial Institution Bond:
In the case of recovery after payment of any claim hereunder, the amount recovered, after deducting the actual cost of obtaining or making such recovery but excluding the Company's own labour or establishment costs, shall be applied in the following order:

(a) To reimburse the Company in full for the part, if any, of such claim which exceeds both the amount of coverage provided by this Policy (and the amount of any retention).

(b) The balance, if any, or the entire net recovery if no part of such claim exceeds the amount of claim paid under this Policy, to the reimbursement of the insurer.

(c) Finally, to that part of such loss sustained by the Company by reason of any retention and/or to that part of such loss covered by any policy(is) of Insurance of which this Policy is excess.

ENDORSEMENT# *1*

This endorsement, effective at *12:01 AM July 1, 2016* forms a part of
Policy No. *01-541-71-71*
Issued to: *ALL FIDELITY FUNDS*

By: *National Union Fire Insurance Company of Pittsburgh. Pa.*

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

ECONOMIC SANCTIONS ENDORSEMENT

This endorsement modifies insurance provided under the following:

The Insurer shall not be deemed to provide cover and the Insurer shall not be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Insurer, its parent company or its ultimate controlling entity to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union or the United States of America.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *2*

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

COMPUTER VIRUS RIDER

In consideration of the premium charged, it is hereby understood and agreed that the bond is hereby amended by adding the following Insuring Agreement to the bond as follows:

DESTRUCTION OF DATA OR PROGRAMS BY HACKER

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:
 (1) computers with related peripheral components, including storage components wherever located,
 (2) systems and applications software,
 (3) terminal devices, and
 (4) related communication networks, including the Internet,

 by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media;

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

DESTRUCTION OF DATA OR PROGRAMS BY VIRUS

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond if such destruction or damage was caused by a computer program or similar instruction which was written or altered to incorporate a hidden instruction designed to destroy or damage Electronic Data or Computer Programs in the Computer System in which the computer program or instruction so written or so altered is used.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

- (i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;
- (ii) Computer System means:
  - (5) computers with related peripheral components, including storage components wherever located,
  - (6) systems and applications software,
  - (7) terminal devices, and
  - (8) related communication networks, including the Internet,

ENDORSEMENT# *2* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

MNSCPT

END 2

ENDORSEMENT# *3*

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

TIE-IN OF LIMITS ENDORSEMENTS - ABSOLUTE

In consideration of the premium charged, it is hereby understood and agreed that the combined **Limit of Liability** of the **Insurer** for all **Claims** both under this policy's **Limit of Liability,** as set forth in the Declarations of this policy, and also under policy No. **01-329-89-64** issued to ALL FIDELITY FUNDS by National Union Fire Insurance Company of Pittsburg (or any renewal or replacement of such policy or which succeeds such policy in time) (" **Other National Union Policy** "), shall be $15,000,000.

Accordingly, the **Limit of Liability** for **Loss** under this policy shall be reduced by **Loss** incurred under the **Other National Union Policy** because the **Limit of Liability** under the **Other National Union Policy** is now part of and not in addition to the **Limit of Liability** of this policy as set forth in the Declarations of this policy.

Finally, nothing in this endorsement shall be construed to increase the **Insurer's Limit of Liability** set forth in the Declarations of such **Other National Union Policy** which shall remain the maximum liability of the **Insurer** for all **Claims** under such **Other National Union Policy** , or the **Insurer's Limit of Liability** under this policy as set forth in the Declarations of this policy which shall remain the maximum liability of the **Insurer** for all **Loss** in the aggregate under this policy.

ALL OTHER TERMS, CONDITIONS, AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *4*

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

FACSIMILE SIGNATURE

It is agreed that:

1. The attached bond is hereby amended by adding an additional Agreement as follows:
2.

Loss resulting directly from the fact that an issuer of securities, transfer agent, bank, banker, or trust company received from the Insured or the New York Stock Exchange specimen copies of the Insured's mechanically reproduced facsimile signature and acted in reliance upon any false, fraudulent or unauthorized reproduction of such facsimile signature, whether such facsimile signature is the facsimile signature duly adopted by the Insured or is one resembling or purporting to be such facsimile signature, regardless of by whom or by what means the same may have been imprinted, and whether or not such loss is sustained by reason of the Insured's having entered into an agreement to be legally liable when such facsimile signature or one resembling or purporting to be such facsimile signature is used, provided, however, that

(a) such facsimile signature is used on a document
  (1) as the signature to an assignment or other instrument authorizing or effecting the transfer of shares of stock, or other registered securities, which may now or at any time hereafter be registered in the name of the Insured on the books of the association, company or corporation issuing the same; or
  (2) as the signature to a power of substitution, designating a substitute or substitutes to make the actual transfer on the books of the issuer of shares of stock, or other registered securities, in respect of which the Insured may now or at any time hereafter be named as attorney to effect and transfer, whether said power of substitution is embodied in an endorsement on the certificate for said shares of stock or other registered security or in a separate instrument;

(b) the New York Stock Exchange has not interposed any objections to the use by the Insured of such facsimile signature and such agreement, if any, was required by the said Exchange as a condition to its failing to interpose any such objection; an

(c) this Insuring Agreement shall not apply to any Certificated Securities which are counterfeit.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *5*

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

NOTICE OF CLAIM
(REPORTING BY E-MAIL)

In consideration of the premium charged, it is hereby understood and agreed as follows:

1. *Email Reporting of Claims*: In addition to the postal address set forth for any Notice of Claim Reporting under this policy, such notice may also be given in writing pursuant to the policy's other terms and conditions to the Insurer by email at the following email address:
   c-claim@aig.com

   Your email must reference the policy number for this policy. The date of the Insurer's receipt of the emailed notice shall constitute the date of notice. In addition to Notice of Claim Reporting via email, notice may also be given to the Insurer by mailing such notice to: AIG Property Casualty, Financial Lines Claims, P.O. Box 25947, Shawnee Mission, KS 66225 or faxing such notice to (866) 227-1750.

2. *Definitions*: For this endorsement only, the following definitions shall apply:
   (a) "Insurer" means the "Insurer," "Underwriter" or "Company" or other name specifically ascribed in this policy as the insurance company or underwriter for this policy.
   (b) "Notice of Claim Reporting" means "notice of claim/circumstance," "notice of loss" or other reference in the policy designated for reporting of claims, loss or occurrences or situations that may give rise or result in loss under this policy.
   (c) "Policy" means the policy, bond or other insurance product to which this endorsement is attached.

3. This endorsement does not apply to any Kidnap & Ransom/Extortion Coverage Section, if any, provided by this policy.

ALL OTHER TERMS CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *6*

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

CENTRAL HANDLING OF SECURITIES

The following Insuring Agreements will be added to the bond:

Securities included in the systems for the central handling of securities established and maintained by Depository Trust Company, Midwest Depository Trust Company, Pacific Securities Depository Trust Company, and Philadelphia Depository Trust Company, hereinafter called Corporations, to the extent of the Insured's interest therein as effective by the making of appropriate entries on the books and records of such Corporations shall be deemed to be Property.

The words "Employee" and "Employees" shall be deemed to include the officers, partners, clerks and other employees of the New York Stock Exchange, Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Ex- change and Philadelphia Stock Exchange, hereinafter called Exchanges, and of the above named Corporations, and of any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and any employee of any recognized service company, while such officers, partners, clerks and other employees and employees of service companies perform services for such Corporations in the operation of such systems. For the purpose of the above definition a recognized service company shall be any company providing clerks or other personnel to said Exchanges or Corporation on a contract basis.

The Insurer shall not be liable on account of any loss(es) in connection with the central handling of securities within the systems established and maintained by such Corporations, unless such loss(es) shall be in excess of the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations, against such loss(es), and then the Insurer shall be liable hereunder only for the Insured's share of such excess loss(es), but in no event for more than the Limit of Liability applicable hereunder.

For the purpose of determining the Insured's share of excess loss(es) it shall be deemed that the Insured has an interest in any certificate representing any security included within such systems equivalent to the interest the Insured then has in all certificates representing the same security included within such systems and that such Corporations shall use their best judgement in apportioning the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations against such loss(es) in connection with the central handling of securities within such systems among all those having an interest as recorded by

ENDORSEMENT# *6* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

appropriate entries in the books and records of such Corporations in Property involved in such loss(es) on the basis that each such interest shall share in the amount(s) so recoverable or recovered in the ratio that the value of each such interest bears to the total value of all such interests and that the Insured's share of such excess loss(es) shall be the amount of the Insured's interest in such Property in excess of the amount(s) so apportioned to the Insured by such Corporations.

;

This bond does not afford coverage in favor of such Corporations or Exchanges or any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and upon payment to the Insured by the Insurer on account of any loss(es) within the systems, an assignment of such of the Insured's rights and causes of action as it may have against such Corporations or Exchanges shall to the extent of such payment, be given by the Insured to the Insurer, and the Insured shall execute all papers necessary to secure to the Insurer the rights provided for herein.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *7*

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

AUTOMATED PHONE SYSTEM

It is agreed:

1. The attached bond is amended by adding and Insuring Agreement as follows:

AUTOMATED PHONE SYSTEM

I. Loss caused by an Automated Phone System (APS) Transaction, where the request for such APS Transaction is unauthorized or fraudulent and is made with the manifest intent to deceive; provided, that the entity which receives such request generally maintains and follows during the bond period all APS Designated Procedures with respect to APS Transactions. The unintentional isolated failure of such entity to maintain and follow a particular APS Designated Procedure in a particular instance will not preclude coverage under this Insuring Agreement, subject to the exclusions herein and in the bond.

1. Definitions. The following terms used in this Insuring Agreement shall have the following meanings:
   a. "APS Transaction" means any APS Redemption, APS Election or APS Exchange.
   b. "APS Redemption" means any redemption of shares issued by an Investment Company which is requested over the telephone by means of information transmitted by an individual caller though use of a telephone keypad.
   c. "APS Election" means any election concerning dividend options available to fund shareholders which is made over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.
   d. "APS Exchange" means any exchange of shares in a registered account of one fund into shares in identically registered account of another fund in the same complex pursuant to exchange privileges of the two funds, which exchange is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.
   e. "APS Designated Procedures" means all of the following procedures:
      (1) Election in Application: No APS Transaction shall be executed unless the shareholder or unit holder to whose account such an APS Transaction relates has previously elected by official designation to permit such APS Redemptions;

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(2) Logging: All APS Transaction requests shall be logged or otherwise recorded, so as to preserve all of the information transmitted by an individual caller through use of a telephone keypad in the course of such a request, and the records shall be retained for at least six (6) months.
   (a). Information contained in the records shall be capable of being retrieved through the following methods:
      Procedures normally used by the Insured
   (b). Information contained in the records shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success area of no less than 85 percent.

(3) Identity Test: The identity of the caller in any request for an APS Transaction shall be tested before execution of APS Transaction by requiring the entry by the caller of a confidential personal identification number ("PIN").
   (a) Limited attempts to enter PIN: If the caller fails to enter a correct PIN within three attempts, the caller must not be allowed additional attempts during the same (telephone call/twenty-four-hour day) to enter the PIN

(4) Written Confirmation: A written confirmation of any APS Transaction shall be mailed to the shareholder(s) to whose account such APS Transaction relates, at the original record address, by the end of the Insured's next regular processing cycle, but in no event later than five (5) business days following such APS Transaction.

(5) Access to APS Equipment: Access to the equipment which permits the entity receiving the APS Transaction request to process and effect the transaction shall be limited in the following manner:
      Procedures normally used by the Insured

2. Exclusions: It is further understood and agreed that this extension shall not cover:
   a. any loss covered under Insuring Agreement (A), FIDELITY, of this bond:
   b. any loss resulting from:
      (1) the redemption of shares, where the proceeds of such redemption are made payable to other than
         (i) the shareholder of record; or

ENDORSEMENT# *7* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(ii) a person officially designated to receive redemption proceeds; or

(iii) a bank account officially designated to receive redemption proceeds, or

(2) the redemption of shares, where the proceeds of such redemption are paid by check mailed to an address, unless such address has either been

(i) designated by voice over the telephone or in writing without a signature guarantee, in either case at least thirty (30) days prior to such redemption; or

(ii) officially designated; or

(iii) verify by any other procedures which may be normally used by the Insured; or

(3) the redemption of shares, where the proceeds of such redemption are paid by wire transfer other than to the shareholder's officially designated bank account; or

(4) The intentional failure to adhere to one or more APS Designated Procedures.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 7

ENDORSEMENT# *8*

This endorsement, effective *12:01 AM* *July 1, 2016* forms a part of
policy number *01-541-71-71*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

FORMS INDEX ENDORSEMENT

The contents of the Policy is comprised of the following forms:

FORM NUMBER	EDITION DATE	FORM TITLE
MNSCPT		FMR FUNDS CONCENTRIC CUSTOM BOND DEC PAGE
MNSCPT		FMR FUNDS CONCENTRIC CUSTOM BOND GUTS
89644	06/13	ECONOMIC SANCTIONS ENDORSEMENT
MNSCPT		COMPUTER VIRUS RIDER
MNSCPT		TIE-IN OF LIMITS ENDORSEMENTS - ABSOLUTE
MNSCPT		FACSIMILE SIGNATURE
MNSCPT		NOTICE OF CLAIM
MNSCPT		CENTRAL HANDLING OF SECURITIES
MNSCPT		AUTOMATED PHONE SYSTEM
78859	10/01	FORMS INDEX ENDORSEMENT

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 008

AIG

CLAIM REPORTING FORM

Issuing Company: *National Union Fire Insurance Company of Pittsburgh, Pa.*

Reported under Policy/Bond Number: *01-541-71-71* Date: ______________

Type of Coverage: D&O _____ E&O _____ Fidelity _____ (complete the Fidelity Supplemental on the next page)

Insured's Name, as given on Policy Declarations (Face Page):

ALL FIDELITY FUNDS

____

____

Contact Person: ______________________________

Title: ______________________________

Phone: (________) __________ - ______________ Ext ______________

eMail: ______________________ @ ______________

Case or Claimant Name: ______________________________

____

If the party involved is different from "Insured" Name (as given on Policy Declarations) state relationship:

____

Insurance Broker/Agent: *WILLIS OF MASSACHUSETTS, INC.*

Address: *THREE COPLEY PLACE, SUITE 300*

Address: *BOSTON, MA 02116-6501*

Contact: *DAVID GOLDSTEIN* Phone: ______________

eMail: *david.goldstein@willis.com*

Send Notice of Claims to:

AIG
Financial Lines Claims
P.O. Box 25947
Shawnee Mission, KS 66225

Phone: (888) 602-5246
Fax: (866) 227-1750
Email: c-Claim@AIG.com

AIG

CLAIM REPORTING FORM
FIDELITY SUPPLEMENTAL

(Only complete this supplemental if the Claim is being reported under Fidelity Coverage)

Issuing Company: *National Union Fire Insurance Company of Pittsburgh, Pa.*

Reported under Policy/Bond Number: 01-541-71-71

Date of Discovery: ____________ Estimated Amount of loss: ____________

Cause of Loss:				
	Employee Dishonesty	______	Computer Fraud	______
	Funds Transfer	______	Robbery/Burglary	______
	ID Theft	______	Forgery	______
	Client Property	______	In Transit	______
	ERISA	______	Credit Card Forgery	______
	Other	______	if Other, describe:	____________

Send Notice Of Claims To:

AIG
Financial Lines Claims
P.O. Box 25947
Shawnee Mission, KS 66225

Phone: (888) 602-5246
Fax: (866) 227-1750
Email: c-Claim@AIG.com

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